Exhibit 10.27

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of March 25, 2010,
as
Amended and Restated as of December 28, 2010
and as
AMENDED AND RESTATED
as of March 17, 2011
among

BIOSCRIP, INC.,
as Borrower,

and
THE GUARANTORS PARTY HERETO,
as Guarantors,

HFG HEALTHCO-4, LLC,
WELLS FARGO CAPITAL FINANCE, LLC
and
SIEMENS FINANCIAL SERVICES, INC.
as Lenders

HFG HEALTHCO-4, LLC,
as Swingline Lender,

WELLS FARGO CAPITAL FINANCE, LLC,
as Documentation Agent and Issuing Lender

and

HEALTHCARE FINANCE GROUP, LLC,
as Sole Lead Arranger, Administrative Agent, Collateral Agent and Collateral Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2

Section 1.01	Defined Terms 2

Section 1.02	Terms Generally 43

Section 1.03	Accounting Terms; GAAP 43

Section 1.04	Pro Forma Calculations 43

Section 1.05	Resolution of Drafting Ambiguities 43

Section 1.06	Rounding 44

ARTICLE II THE CREDITS	44

Section 2.01	Commitments 44

Section 2.02	Revolving Loans 44

Section 2.03	Borrowing Procedure 45

Section 2.04	Evidence of Debt; Repayment of Loans 45

Section 2.05	Fees 46

Section 2.06	Interest on Loans 47

Section 2.07	Termination and Reduction of Commitments 48

Section 2.08	[Intentionally Omitted] 49

Section 2.09	Optional and Mandatory Prepayments of Loans 49

Section 2.10	[Intentionally Omitted]. 50

Section 2.11	Alternate Rate of Interest 50

Section 2.12	Increased Costs; Change in Legality 50

Section 2.13	[Intentionally Omitted] 52

Section 2.14	Payments Generally; Pro Rata Treatment; Sharing of Setoffs 52

Section 2.15	Taxes 54

i

Section 2.16	Mitigation Obligations; Replacement of Lenders 56

Section 2.17	Swingline Loans 59

Section 2.18	Letters of Credit 61

ARTICLE III REPRESENTATIONS AND WARRANTIES	68

Section 3.01	Organization; Powers 68

Section 3.02	Authorization; Enforceability 68

Section 3.03	No Conflicts 68

Section 3.04	Financial Statements; Projections 68

Section 3.05	Properties 69

Section 3.06	Intellectual Property 70

Section 3.07	Equity Interests and Subsidiaries 71

Section 3.08	Litigation; Compliance with Laws 72

Section 3.09	Agreements 72

Section 3.10	Federal Reserve Regulations 73

Section 3.11	Investment Company Act; Public Utility Holding Company Act, etc. 73

Section 3.12	Use of Proceeds 73

Section 3.13	Taxes 73

Section 3.14	No Material Misstatements 73

Section 3.15	Labor Matters 74

Section 3.16	Solvency 74

Section 3.17	Employee Benefit Plans 74

Section 3.18	Environmental Matters 75

Section 3.19	Health Care Matters 76

Section 3.20	Insurance 79

Section 3.21	Security Documents 79

Section 3.22	Acquisition Documents; Representations and Warranties in Acquisition Agreement 81

Section 3.23	Anti-Terrorism Law 81

Section 3.24	Borrowing Base Matters 81

ARTICLE IV CONDITIONS TO CREDIT EXTENSIONS	82

Section 4.01	Conditions to Restatement Date 82

Section 4.02	Conditions to All Credit Extensions 82

Section 4.03	Conditions to Amendment Date 83

ARTICLE V AFFIRMATIVE COVENANTS	84

Section 5.01	Financial Statements, Reports, etc. 84

Section 5.02	Litigation and Other Notices 86

Section 5.03	Existence; Businesses and Properties 88

Section 5.04	Insurance 88

Section 5.05	Obligations and Taxes 89

Section 5.06	Employee Benefits 90

Section 5.07	Maintaining Records; Access to Properties and Inspections; Annual Meetings 90

Section 5.08	Use of Proceeds 90

Section 5.09	Compliance with Environmental Laws; Environmental Reports 90

Section 5.10	Health Care Matters 91

Section 5.11	Additional Collateral; Additional Guarantors 92

Section 5.12	Security Interests; Further Assurances 94

Section 5.13	Information Regarding Collateral 95

Section 5.14	Maintenance of Corporate Separateness 95

Section 5.15	Borrowing Base Matters 95

Section 5.16	Net Cash Proceeds 98

Section 5.17	Maintenance of Ratings 98

Section 5.18	Designation as Senior Debt 98

Section 5.19	ABDC Intercreditor Agreement 98

Section 5.20	Post-Restatement Date Deliveries 98

ARTICLE VI NEGATIVE COVENANTS	98

Section 6.01	Indebtedness 98

Section 6.02	Liens 100

Section 6.03	Sale and Leaseback Transactions 103

Section 6.04	Investments, Loans and Advances 103

Section 6.05	Mergers and Consolidations 105

Section 6.06	Asset Sales 105

Section 6.07	Acquisitions 107

Section 6.08	Dividends 107

Section 6.09	Transactions with Affiliates 108

Section 6.10	Financial Covenants. 109

Section 6.11	Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. 109

Section 6.12	Limitation on Certain Restrictions on Subsidiaries 109

Section 6.13	Limitation on Issuance of Capital Stock 110

Section 6.14	Limitation on Creation of Subsidiaries 111

Section 6.15	Business 111

Section 6.16	Limitation on Accounting Changes 111

Section 6.17	Fiscal Periods 111

Section 6.18	No Further Negative Pledge 111

Section 6.19	Anti-Terrorism Law; Anti-Money Laundering 111

Section 6.20	Embargoed Person 112

Section 6.21	Health Care Matters 112

ARTICLE VII GUARANTEE	112

Section 7.01	The Guarantee 112

Section 7.02	Obligations Unconditional 113

Section 7.03	Reinstatement 114

Section 7.04	Subrogation; Subordination 114

Section 7.05	Remedies 114

Section 7.06	Instrument for the Payment of Money 114

Section 7.07	Continuing Guarantee 114

Section 7.08	General Limitation on Guarantee Obligations 114

Section 7.09	[Intentionally Omitted] 115

Section 7.10	Right of Contribution 115

ARTICLE VIII EVENTS OF DEFAULT	116

Section 8.01	Events of Default 116

Section 8.02	Rescission 119

ARTICLE IX COLLECTION ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS	120

Section 9.01	Collection Account 120

Section 9.02	Application of Proceeds 120

v

ARTICLE X THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT	121

Section 10.01	Appointment 121

Section 10.02	Agent in Its Individual Capacity 122

Section 10.03	Exculpatory Provisions 122

Section 10.04	Reliance by Agent 123

Section 10.05	Delegation of Duties 123

Section 10.06	Successor Agent 123

Section 10.07	Non-Reliance on Agent and Other Lenders 124

Section 10.08	Name Agents 124

Section 10.09	Indemnification 124

ARTICLE XI MISCELLANEOUS	125

Section 11.01	Notices 125

Section 11.02	Waivers; Amendment 127

Section 11.03	Expenses; Indemnity 130

Section 11.04	Successors and Assigns 132

Section 11.05	Survival of Agreement 136

Section 11.06	Counterparts; Integration; Effectiveness 137

Section 11.07	Severability 137

Section 11.08	Right of Setoff 137

Section 11.09	Governing Law; Jurisdiction; Consent to Service of Process 137

Section 11.10	Waiver of Jury Trial 138

Section 11.11	Headings; No Adverse Interpretation of Other Agreements 138

Section 11.12	Confidentiality 138

Section 11.13	Interest Rate Limitation 139

Section 11.14	Assignment and Acceptance 139

Section 11.15	Obligations Absolute 139

Section 11.16	Waiver of Defenses; Absence of Fiduciary Duties 140

Section 11.17	Patriot Act 140

Section 11.18	Judgment Currency 140

Section 11.19	Assumption of Obligations under Loan Documents 141

Section 11.20	Assumption of Obligations under Commitment Letter and Fee Letter 141

Section 11.21	Conversion of Term Loans on the Restatement Date 141

Section 11.22	Amendment And Restatement 141
ANNEXES
Annex I    [Intentionally Omitted]
Annex II    Revolving Commitments
Annex III    Net Value Factors
Annex IV    Eligibility Criteria (Eligible Receivables and Eligible Inventory)
Annex V    Borrowing Base Reserves (Eligible Receivables and Eligible Inventory)

SCHEDULES
Schedule 1.01(c)    Subsidiary Guarantors
Schedule 1.01(d)    Pledgors
Schedule 1.01(e)    Refinancing Indebtedness
Schedule 1.01(g)    [Intentionally Omitted]
Schedule 3.05(b)    Real Property
Schedule 3.06(a)    Use of Intellectual Property
Schedule 3.06(e)    Agreements or Order Materially Affecting Intellectual Property
Schedule 3.07(a)    Subsidiaries
Schedule 3.07(c)    Corporate Organizational Chart
Schedule 3.09(c)    Material Agreements
Schedule 3.19(a)    Programs
Schedule 3.19(b)    Company Health Care Permits
Schedule 3.19(f)    Health Care Audits
Schedule 3.19(j)    Cash Management System
Schedule 3.20    Insurance
Schedule 3.22    Acquisition Documents
Schedule 4.01(j)    Local Counsel
Schedule 5.20    Post-Restatement Date Deliveries
Schedule 6.01(b)    Pre-Restatement Indebtedness
Schedule 6.02(c)    Pre-Restatement Liens
Schedule 6.04(b)    Pre-Restatement Investments

Schedule 6.09(c)    Employment Agreements
Schedule 6.09(i)    Other Affiliate Transactions

EXHIBITS

Exhibit A    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Request
Exhibit B-2    Form of Borrowing Base Certificate
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Intercompany Note
Exhibit E    [Intentionally Omitted]
Exhibit F    Form of Landlord Access Agreement
Exhibit G    Form of LC Request
Exhibit H-1    Form of Revolving Note
Exhibit H-2    Form of Swingline Note
Exhibit I-1    Form of Perfection Certificate
Exhibit I-2    Form of Perfection Certificate Supplement
Exhibit J    Form of Security Agreement
Exhibit K    Form of Non-Bank Certificate
Exhibit L    [Intentionally Omitted]
Exhibit M    Form of Supplier Intercreditor Agreement
Exhibit N    Form of Collateral Management Agreement

x

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 25, 2010, as amended and restated as of December 28, 2010 and as further AMENDED AND RESTATED as of March 17, 2011 (as so Amended and Restated, and as it may be further amended, supplemented or otherwise modified from time to time, this “Agreement”), among BIOSCRIP INC., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, HEALTHCARE FINANCE GROUP, LLC as successor to Jefferies Finance LLC (“Jefferies”), (i) as Sole Lead Arranger (in such capacity, the “Arranger”), (ii) as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and (iii) as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), HEALTHCARE FINANCE GROUP, LLC, as collateral manager (in such capacity, the “Collateral Manager”), HFG HEALTHCO-4, LLC (“HF-4”), WELLS FARGO CAPITAL FINANCE, LLC (“WFCF”) and SIEMENS FINANCIAL SERVICES, INC. as Lenders (together with their successors and assigns permitted hereunder, each a “Lender” and collectively, the “Lenders”), HFG HEALTHCO-4, LLC, as swingline lender (in such capacity, the “Swingline Lender”) for the Lenders, WELLS FARGO CAPITAL FINANCE, LLC, as Documentation Agent (in such capacity “Documentation Agent”), and WELLS FARGO CAPITAL FINANCE, LLC as Issuing Lender for the Lenders (in such capacity, the “Issuing Lender”).
WITNESSETH:
WHEREAS, Borrower has entered into a merger agreement, dated as of January 24, 2010 (as it may have been amended, supplemented or otherwise modified prior to the Closing Date, the “Acquisition Agreement”), with Camelot Acquisition Corp., a Delaware corporation (“Merger Sub”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Target”), Kohlberg Investors V, L.P., solely in its capacity as the stockholders’ representative, and Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company, each a selling stockholder, pursuant to which it acquired on the Closing Date (the “Acquisition”) the capital stock of the Target by means of a merger between Merger Sub and Target.
WHEREAS, immediately following the Acquisition and as of the Closing Date, (i) the Target became a Wholly Owned Subsidiary of Borrower, (ii) the Target became a Subsidiary Guarantor and Pledgor for all purposes under the Loan Documents, and (iii) each Subsidiary of the Target became a Subsidiary Guarantor and Pledgor for all purposes under the Loan Documents.
WHEREAS, in order to fund, in part, the consummation of the Acquisition and the repayment of outstanding indebtedness of Borrower and its Subsidiaries and Target and its Subsidiaries listed on Schedule 1.01(e) (the “Refinancing”), Borrower and the Lenders entered into this Agreement (as in effect immediately prior to the Restatement Date, the “Existing Credit Agreement”) pursuant to which on the Closing Date (i) certain Lenders extended term loan credit, (ii) certain Lenders extended revolving credit, and (iii)the Swingline Lender agreed to make Swingline Loans, all subject and pursuant to the terms and conditions set forth in the Existing Credit Agreement, the proceeds of which were utilized on the Closing Date in accordance with Section 3.12.

WHEREAS, in order to fund, in part, the consummation of the Acquisition and the Refinancing, on the Closing Date, Borrower issued $225,000,000 in aggregate principal amount of Senior Notes to certain qualified purchasers in a transaction exempt from the registration requirements of the Securities Act.
WHEREAS, in order to best meet the ongoing and future capital needs of Borrower and Subsidiary Guarantors, the parties hereto amended and restated the Existing Credit Agreement in the manner set forth herein on the Restatement Date (as so amended and restated, and as in effect immediately prior to the Amendment Date, the “First A&R Credit Agreement”).
WHEREAS, Borrower and the Lenders are entering into this amendment and restatement of the First A&R Credit Agreement in connection with the syndication of the Revolving Commitments and WFCF becoming the Issuing Lender hereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to AMEND AND RESTATE the First A&R Credit Agreement on the Amendment Date in its entirety as follows:
Article I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABDC means AmerisourceBergen Drug Corporation, a Delaware corporation, and its successors and assigns.
“ABDC Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent (for the benefit of the Secured Parties) and ABDC, concerning the subordination of the ABDC Lien, substantially in the form of the Supplier Intercreditor Agreement, as amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.
“ABDC Lien” shall mean the Lien of ABDC on the Inventory of Borrower and its Subsidiaries (to the extent sold or supplied by ABDC), related Accounts and the products and proceeds thereof, as described more particularly and defined in the definition of “Second Priority Collateral” (as defined in the ABDC Intercreditor Agreement) and, in all events, subject to the provisions of the ABDC Intercreditor Agreement.
“Accounts” shall have the meaning assigned to such term in the Security Agreement.
“Accounts Receivable Turnover” means, at the end of any Test Period, the quotient obtained by dividing (i) aggregate net Receivables of Borrower as presented on its balance sheet averaged for the three-Month period then ended for such Test Period, by (ii) an amount equal to the aggregate net revenue of Borrower for the 12 -Month period then ended for such Test Period, divided by 365 days.
“Accreditations” shall mean collectively all accreditations, approvals or other rights issued by any health care accrediting agency including the Joint Commission, Accreditation Commission for Health Care, National Quality Forum and Community Health Accreditation Program.

“Accrued Amounts” shall mean, as of any date of determination, the aggregate amount of accrued but unpaid (whether or not due and payable) (a) interest on Loans that will become due and payable on or prior to the next Interest Payment Date, (b) fees and expenses that will become due and payable on or prior to the next Interest Payment Date, in each case, to the extent constituting Obligations.
“Acquisition” shall have the meaning assigned to such term in the recitals hereto, and as the context requires.
“Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments, directly or indirectly, by any Company in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of the consummation of such Permitted Acquisition to be established in respect thereof by the Companies.
“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed or required to be listed on Schedule 3.22.
“Adjusted LIBOR Rate” shall mean as of any day in a Month with respect to any Borrowing, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Month, divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing and (ii) 1.25%.
“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(c).
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.
“Advisors” shall mean legal counsel (including local counsel and in-house counsel), auditors, engineers, accountants, consultants, appraisers or other advisors.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified.

“Agents” shall mean the Arranger, the Administrative Agent, the Documentation Agent, the Collateral Agent and the Collateral Manager; and “Agent” shall mean any of them, as the context may require.
“Agreement” shall have the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) 1.50%. If the Administrative Agent shall have determined in its reasonable discretion (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
“Amendment Date” shall mean, subject to the satisfaction of the conditions set forth in Section 4.3, March 17, 2011.
“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.23.
“Applicable Margin” shall mean for any date of determination with respect to any Loan, 3.50%.
“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Valuation” shall mean any periodic valuation of the Inventory of the Loan Parties performed by Hilco Appraisal Services, LLC or such other unaffiliated valuation company selected by the Collateral Manager and acceptable to Borrower and the Collateral Agent, performed at Borrower’s or Collateral Manager’s request not more than once every six months (unless a Default or Event of Default is continuing, in which case the Collateral Manager may request valuations on a more frequent basis); it being understood such valuation shall (except as may be approved by the Collateral Manager) take into account the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory.
“Arranger” shall have the meaning assigned to such term in the preamble hereto.
“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any sale or other disposition of any Equity Interests in a Subsidiary by Borrower or any issuance, sale or other disposition of any Equity Interests by any Subsidiary (including any sale or other disposition of any Equity Interests in a Subsidiary by any such Subsidiary), in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by Section 6.04(c)(ii), Section 6.05(a), Section 6.06(a), Section 6.06(d), Section 6.06(i) or Section 6.06(j), or (ii) solely for purposes of clause (a) above, (A) any trade-in of equipment in exchange for other equipment in the ordinary course of business; provided that in the good faith judgment of such Company it receives equipment having a Fair Market Value equal to or greater than the equipment being traded in; (B) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien), to the extent it is a Permitted Lien; (C) licensing or sublicensing of intellectual property of any Company in the ordinary course of business and otherwise in accordance with the applicable Security Documents; and (D) any other conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, by any Company for Fair Market Value resulting in not more than $100,000 in Net Cash Proceeds per asset sale (or series of related asset sales) and not more than $500,000 in Net Cash Proceeds in any fiscal year.
“Assigning Lender” shall mean each Lender immediately prior to the Restatement Date that holds both a Revolving Commitment or a Revolving Commitment and Term Loans under the Existing Credit Agreement, other than HF-4.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor, and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent from time to time.
“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.
“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
“Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Borrower Account” shall mean, initially account # _________________ at Bank of America, N.A., ABA # _________________, or, thereafter, such other bank account designated by Borrower by written notice to the Collateral Agent and the Collateral Manager from time to time.
“Borrowing” shall mean (a) a Revolving Loan, or (b) a Swingline Loan.
“Borrowing Base” shall mean, as of any date of determination, an amount equal to (i) 85% of the Expected Net Value of Eligible Receivables, plus (ii)  (x) from the Restatement Date until the Valuation Delivery Date, 25%; provided if the Valuation Delivery Date has not occurred by January 11, 2011 due primarily to the lack of cooperation by Borrower, then 0%, or (y) all times after the Valuation Delivery Date, 50%, of the OLV of the Eligible Inventory, in each case and at all times as calculated by the Collateral Manager based upon the most recent Borrowing Base Certificate delivered to the Collateral Manager by Borrower as may be modified in accordance with this Agreement, provided, that prior to the occurrence of the Valuation Date, the amount included in the Borrowing Base under this clause (ii) shall not exceed $12,000,000; minus (iii) Accrued Amounts, minus (iv) Borrowing Base Reserves. For the purposes of this defined term, “Valuation Delivery Date” shall mean the date of the delivery to the Collateral Manager of a reasonably acceptable updated Approved Valuation.
“Borrowing Base Certificate” shall mean a certificate signed by Borrower, substantially in the form of Exhibit B-2 hereto, which shall provide the most recently available information (including updated information) with respect to the Eligible Receivables and Eligible Inventory of the Loan Parties (segregated by the classes set forth in Annex III attached hereto) that is set forth in the general trial balance of each of the Loan Parties.
“Borrowing Base Deficiency” means, as of any date the positive difference, if any, between (x) the Revolving Exposure of all of the Lenders, minus (y) the Borrowing Base, determined with reference to the most recent Borrowing Base Certificate.
“Borrowing Base Reserves” shall mean (x) the reserves established as of the Restatement Date and set forth on Annex V hereto and (y) the Collateral Manager shall have the right to establish, modify or eliminate reserves against Eligible Receivables and Eligible Inventory from time to time in its Permitted Discretion. Borrowing Base Reserves will not be established (1) for any non-cash items, (2) for the loss of any contract including any Program Agreement, (3) to address matters otherwise adjusted under the Expected Net Value or OLV, or (4) as a result of the filing of any lawsuit by any person or the initiation of any investigation or inquiry by any Governmental Authority, or in either case the threat thereof, unless and until the Collateral Manager determines in good faith after consultation with Borrower that the basis of such lawsuit, investigation or inquiry is likely to result in a material setoff, recoupment or other reduction of collections under the Receivables. Without limiting the generality of the foregoing, reserves shall in all cases be taken with respect to the full amount of Federal tax Liens, whether or not Borrower has taken reserves with respect to such amounts on its books and records.
“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent and Collateral Manager from time to time.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with the determination of the LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” shall mean, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by such persons during such period with respect to real or personal property acquired during such period, or Synthetic Lease Obligations incurred by such persons during such period, but excluding expenditures made directly in connection with (i) the replacement, substitution or restoration of property by reason of (i) a Casualty Event, (ii) the Acquisition and (iii) any Permitted Acquisitions.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.
“Cash Equivalents” shall mean, as to any person, (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States having one of the two highest ratings obtainable from Standard & Poor’s Rating Service or Moody’s Investors Service Inc., in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.
“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind for such period, and (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” for such period.
“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
A “Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of Borrower entitled to vote for members of the Board of Directors of Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the Voting Stock of Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such Voting Stock; or (d) at any time a “Change of Control” (or other defined term having a similar purpose) as defined in the Senior Note Documents or in any document governing any refinancing of any of the Senior Notes occurs.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Lender (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Charges” shall have the meaning assigned to such term in Section 11.13.
“Cisco Capital Lease” shall mean the Master Agreement to Lease Equipment, dated as of January 15, 2010, between Borrower and Cisco Systems Capital Corporation, as it may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Claims” shall have the meaning assigned to such term in Section 11.03(b).
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.
“Closing Date” shall mean March 25, 2010, being the date of the initial Credit Extension under the Existing Credit Agreement.
“CMS” shall mean Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property (if any) and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged as collateral under any Security Document.
“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.
“Collateral Manager” shall have the meaning assigned to such term in the preamble hereto.
“Collateral Management Agreement” shall mean the Amended and Restated Collateral Management Agreement, dated as of the Closing Date and amended and restated as of the Restatement Date, substantially in the form of Exhibit N among the Loan Parties, the Administrative Agent, the Collateral Manager and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements (as defined therein), or otherwise.
“Collection Account” shall have the meaning provided in the Collateral Management Agreement
“Collections” shall mean all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Receivables and Inventory, and all Net Cash Proceeds, deposited in or transferred to the Collection Account, including, without limitation, all cash proceeds thereof.
“Commercial Letter of Credit” shall mean any letter of credit issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment.
“Commitment Letter” shall mean the Commitment Letter, dated December 10, 2010 (together with the Arrangement and Fee Letter referred to therein), between Borrower and the Administrative Agent.
“Communications” shall have the meaning assigned to such term in Section 11.01(d).
“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.
“Company Accreditation” and “Company Accreditations” shall have the meanings assigned to such terms in Section 3.19(c).
“Company Health Care Permit” and “Company Health Care Permits” shall have the meanings assigned to such terms in Section 3.19(b).
“Company Regulatory Filings” shall have the meaning assigned to such term in Section 3.19(e).
“Company Reimbursement Approval” and “Company Reimbursement Approvals” shall have the meanings assigned to such terms in Section 3.19(d).
“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated February 2010.
“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash, cash equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans or Senior Notes, if any) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case (other than clause (e) below) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted to be (A) distributed by operation of the terms of its Organizational Documents or any agreement (other than this Agreement and the Senior Note Agreement), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders or (B) to the extent such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note):
(a)    Consolidated Interest Expense for such period,
(b)    Consolidated Amortization Expense for such period,
(c)    Consolidated Depreciation Expense for such period,
(d)    Consolidated Tax Expense for such period,
(e)    all cash proceeds of business interruption insurance received by the Loan Parties during such period to the extent not already included in determining Consolidated Net Income,
(f)    Consolidated Permitted Restructuring Costs for such period,
(g)    Consolidated Permitted Severance Costs for such period,
(h)    costs and expenses directly incurred in connection with the Transactions (not to exceed $12,000,000 in the aggregate for all periods) during such period,
(i)    reasonable and customary one-time, non-recurring fees, expenses and costs relating to any Permitted Acquisition, Equity Issuance, Investment, Debt Issuance or repayment of

Indebtedness, or amendment or modification of any Material Agreement or any regulatory compliance matter, each to the extent permitted hereunder (whether or not consummated) and only to the extent permitted to be deducted in accordance with GAAP (and not added back) in calculating Consolidated Net Income not to exceed $2,000,000 in any twelve month period, in each case, reasonably satisfactory to the Administrative Agent;
(j)    non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Borrower or any Subsidiary for such period, and
(k)    the aggregate amount of all other non cash items reducing Consolidated Net Income (excluding any non cash charge that results in an accrual of a reserve for cash charges in any future period) for such period.
(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business).
“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) the aggregate amount of Capital Expenditures (other than Capital Expenditures financed with the proceeds of one or more Equity Issuances) for such period, to the extent paid in cash, (ii) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period) and (iii) all cash Dividends paid by Borrower during such period as permitted in Section 6.08; to (b) Consolidated Fixed Charges for such Test Period.
“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of
(a)    Cash Interest Expense for such period; and
(b)    the principal amount of all voluntary prepayments and scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period)).
“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
(a)    imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;
(b)    commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
(c)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;
(d)    cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;
(e)    all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;
(f)    the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period;
(g)    all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (i) of the definition of “Indebtedness” for such period;
provided that (a) to the extent directly related to the Transactions, Debt Issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a)    the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;
(b)    the net income of any Subsidiary of Borrower during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement and the Senior Note Agreement), instrument, Order or other Legal Requirement applicable to that Subsidiary or its equity holders during such period, (B) such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income or (C) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party;
(c)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any disposition of assets by Borrower or any of its Subsidiaries;
(d)    gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;
(e)    non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs);

(f)    unrealized gains and losses with respect to Hedging Obligations for such period; and
(g)    any extraordinary (as determined in accordance with GAAP) or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.
For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any non-cash gain or loss as of any date that (i) did not occur in the ordinary course of Borrower’s or its Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior twelve month period and is not reasonably expected to occur in the future.
“Consolidated Permitted Restructuring Costs” shall mean, for itemized restructuring charges not exceeding $40,000,000 in the aggregate taken at any time or from time to time during the 2011 fiscal year of Borrower, in connection with the consummation of the Acquisition, those demonstrable cost-savings and one-time restructuring costs and related charges, expenses or reserves reasonably anticipated by Borrower as of any date of determination to be achieved or incurred, as the case may be, including any such costs related to retention, systems establishment, pension charges, contract terminations, lease obligations and costs to consolidate facilities and relocate employees or equipment and similar costs, expenses or reserves following the consummation thereof, which cost-savings and one-time restructuring costs, and related charges expenses or reserves shall (x) in each case, be estimated by Borrower on a good faith basis as of each date of determination prior to the inclusion of the applicable cost-savings and/or one-time restructuring costs, expenses or reserves in the calculation of Consolidated Permitted Restructuring Costs (which may include, without limitation, those permitted under Regulation S-X of the Exchange Act).
“Consolidated Permitted Severance Costs” shall mean, one-time severance expense of Borrower and its Subsidiaries incurred during the 2010 fiscal year of Borrower in an amount not to exceed $5,500,000 in the aggregate.
“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made

(or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“Contribution Share” shall have the meaning assigned to such term in Section 7.10.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.
“Credit and Collection Policy” shall have the meaning provided in the Collateral Management Agreement.
“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by an Issuing Lender.
“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).
“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
“Default Period” shall have the meaning assigned to such term in Section 2.16(c).
“Default Rate” shall have the meaning assigned to such term in Section 2.06(b).
“Defaulted Receivable” shall mean a Receivable (i) as to which the Obligor thereof or any other person obligated thereon has taken any action, or suffered any event to occur, of the type described in paragraph (g) or (h) of Section 8.01 (assuming for the purposes of this clause (i) that such Obligor or other person, as applicable, was a Loan Party), or (ii) which, consistent with the Credit and Collection Policy, would be written off on the applicable Loan Party’s books as uncollectible.
“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) notified Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender) and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due (unless the subject of a good faith dispute), or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.
“Delinquent Receivable” shall mean a Receivable (a) that has not been paid in full on or following the 180th day following the date of original invoicing thereof, or (b) that is a Denied Receivable.
“Denied Receivable” shall mean any Receivable as to which any related representations or warranties have been discovered at any time to have been breached.
“Depositary Agreement” shall have the meaning assigned to such term in the Collateral Management Agreement.
“Determination Date” shall mean, for any Month, the date two Business Days immediately prior to the first day of such Month.
“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of such property.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Scheduled Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Scheduled Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Scheduled Maturity Date.
“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
“Documentation Agent” shall have the meaning assigned to such term in Section 10.08.
“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. (or another financial institution designated by the Administrative Agent from time to time) offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.
“Dollars” or “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.
“Early Termination Fee” shall mean 1.00% of the Revolving Commitment being reduced or terminated hereunder.
“Eligibility Criteria” shall mean the criteria and basis for determining whether a Receivable qualifies as an Eligible Receivable or Inventory qualifies as Eligible Inventory, all as set forth in Annex IV hereto, as such Eligibility Criteria may be modified, subject to compliance with Section 11.02, from on the recommendation of the Collateral Manager based solely on historical performance and other Loan Party-related or Obligor-related factually-based credit criteria upon notice from the Collateral Manager to Borrower (with a copy to the Administrative Agent).
“Eligible Inventory” shall mean Inventory that satisfy the Eligibility Criteria for Inventory.
“Eligible Receivables” shall mean Receivables that satisfy the Eligibility Criteria for Receivables.
“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.
“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of their respective ERISA Affiliates.
“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.
“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.
“Environmental Permit” shall mean any permit, license, approval, consent, registration or other authorization required by or from a Governmental Authority under any Environmental Law.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any of its Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase its Equity Interests or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance, (y) any issuance of Equity Interests made pursuant to the Acquisition Agreement, and (z) any such sale or issuance by Borrower of not more than an aggregate amount of 10% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors officers or employees of any Company.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.
“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment of a material amount under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability of a material amount on any Company or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability of a material amount therefor, or the receipt by any Company or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability of a material amount to any Company or any of their respective ERISA Affiliates.
“Eurodollar Unavailability Period” shall mean any period of time during which a notice delivered to Borrower in accordance with Section 2.11 or Section 2.12(e) shall remain in effect.
“Event of Default” shall have the meaning assigned to such term in Section 8.01.
“Excess Payment” shall have the meaning assigned to such term in Section 7.10.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Senior Notes” shall mean senior notes issued in exchange for Senior Notes pursuant to the Senior Note Agreement, which Exchange Senior Notes are substantially identical securities to the originally issued Senior Notes and shall be issued pursuant to a registered exchange offer or private exchange offer for the Senior Notes; provided that in no event will the issuance of any Exchange Senior Notes increase the aggregate principal amount of Senior Notes theretofore outstanding or otherwise result in an increase in the interest rate applicable to the Senior Notes theretofore outstanding.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).
“Executive Order” shall have the meaning assigned to such term in Section 3.23.
“Executive Orders” shall have the meaning assigned to such term in Section 6.20.
“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Existing A&R Credit Agreement Obligations” shall have the meaning assigned to such term in Section 11.22(b).
“Existing Credit Agreement Obligations” shall have the meaning assigned to such term in Section 11.22(a).
“Expected Net Value” shall mean, with respect to any Eligible Receivable, the gross unpaid amount of such Receivable on the date of creation thereof, times the Net Value Factor.
“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors of Borrower or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Borrower, or the Subsidiary of Borrower selling such asset.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean the confidential Fee Letter, dated the Restatement Date, between Borrower and the Administrative Agent.
“Fees” shall mean the Non-Utilization Fees, the Early Termination Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05.
“Financial Officer” of any person shall mean any of the chief financial officer, the vice president - finance, principal accounting officer, treasurer or controller of such person.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First A&R Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(d).
“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, intermediary, carrier or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.
“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).
“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
“Guarantees” shall mean the guarantees issued pursuant to Article VII by each of the Subsidiary Guarantors.
“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea, formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.
“Health Care Audits” shall have the meaning assigned to such term in Section 3.19(f).
“Health Care Laws” shall have the meaning assigned to such term in Section 3.19(g).

“Health Care Permits” shall mean, collectively, all licenses, leases, powers, Permits, franchises, certificates, authorizations, approvals, consents, variances, exemptions, certificates of need, certifications, Orders and other rights necessary for and relating to the provision of health care services provided by the Companies.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“HF-4” shall have the meaning assigned to such term in the preamble hereto.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Off-Balance Sheet Obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).
“Information” shall have the meaning assigned to such term in Section 11.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D.
“Interest Payment Date” shall mean (i) the first Business Day of each Month, and (ii) the Maturity Date or such earlier date on which the Revolving Commitments are terminated.
“Inventory” shall have the meaning assigned to such term in the Security Agreement.
“Investments” shall have the meaning assigned to such term in Section 6.04.
“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuing Lender” shall mean, as the context may require, (a) WFCF (and any Underlying Issuer or any other bank or lender) designated to act on its behalf with the consent of Borrower and the Administrative Agent, such consent not unreasonably withheld), with respect to Letters of Credit issued by it (or such designated bank), (b) any other Lender or Underlying Issuer that issues a Letter of Credit from time to time pursuant to Section 2.18(k) and Section 2.18(l) with respect to Letters of Credit issued by such Lender, or (c) collectively, all of the foregoing; provided, that all references to “Issuing Lender” in connection with the foregoing the delivery of notices, issuance of waivers, consents and similar terms hereunder shall mean solely Wells Fargo Capital Finance, LLC in such capacity.
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.
“Judgment Currency” shall have the meaning assigned to such term in Section 11.18.
“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18.
“Key Locations” shall mean: (i) those locations of the Companies constituting, or containing, assets having a Fair Market Value greater than $2,500,000 on the Closing Date, and designated as such on Schedule 3.05(b) and (ii) such locations of the Companies constituting, or containing, assets having a Fair Market Value greater than $2,500,000 at any time subsequent to the Closing Date, including any Mortgaged Property described in Section 5.11(d).
“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Administrative Agent.

“Last Service Date” shall mean, with respect to any Receivable that is not a Rebate Receivable, the earlier of (i) the date on which the applicable Loan Party has received the data required to bill such Receivable and (ii) the last day for submission of the related claim under any related contracts.
“LC Commitment” shall mean the commitment of the Administrative Agent to issue (or to arrange for the issuance of by a Lender designated by the Administrative Agent) Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall be $5,000,000, but in no event shall the LC Commitment exceed the Revolving Commitment.
“LC Disbursement” shall mean a payment or disbursement made by the Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if, on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn thereunder.
“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(d).
“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Lender.
“LC Sub-Account” shall have the meaning assigned to such term in Section 9.01(c).
“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.
“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the Amendment Date, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender, each Issuing Lender.
“Letter of Credit” shall mean any Standby or Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Lender (or by an Underlying Issuer as caused by the Issuing Lender) for the account of Borrower or one of its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is ten (10) Business Days prior to the Scheduled Maturity Date.
“LIBOR Rate” shall mean, as for any Month, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term of three Months that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. on the Determination Date for such Month; provided, however, that (i) if no comparable term is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such term, and (ii) if Reuters Screen LIBOR01 shall at any time no longer exist, “LIBOR Rate” shall mean the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, on the Determination Date in the London interbank market for delivery on the first day of such Month for a period of 90 days; provided that during any Eurodollar Unavailability Period, the ”LIBOR Rate” shall be deemed to equal the Alternative Base Rate. “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).
“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Restatement Documents, each Joinder Agreement, each Hedging Obligation relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Obligation was entered into and, solely for purposes of Section 8.01(e), the Fee Letter. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.
“Loan” or “Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan.
“Lockbox” shall have the meaning provided in the Collateral Management Agreement.
“Lockbox Account” shall have the meaning provided in the Collateral Management Agreement.
“Lockbox Banks” shall have the meaning provided in the Collateral Management Agreement.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on (i) the Acquisition, any of the other Transactions or the Restatement Transactions, or (ii) the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Issuing Lender or any Agent under any Loan Document, or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens. Without limiting the foregoing (A) the (i) loss of a previously held Health Care Permit material to the operation of the Companies’ business as a result of action taken by any Governmental Authority to revoke, withdraw or suspend such Health Care Permit, or (ii) exclusion from continuing participation in any Program of which any Company is a participant which is material to the operation of the Companies’ business as a result of action taken by any Governmental Authority to revoke, withdraw or suspend participation in such Program, shall be considered a Material Adverse Effect, and (B) the taking by Borrower of Consolidated Permitted Restructuring Costs and Consolidated Permitted Severance Costs in and of itself shall not be considered a Material Adverse Effect.
“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (excluding this Agreement or any other Loan Document) (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $1,000,000 in any fiscal year, (ii) governing, creating, evidencing or relating to Indebtedness of any Company in excess of $1,000,000, or (iii) the termination or suspension of which, without its prompt replacement, or the failure of any party thereto to perform its material obligations thereunder, without prompt cure, in each case, could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” shall mean the earlier to occur of (i) the Scheduled Maturity Date, and (ii) the occurrence of an Event of Default (unless such event is waived in writing by the Required Lenders or 100% of the Revolving Lenders, as applicable).
“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.
“Medicaid” shall mean collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statutes succeeding thereto, and all Legal Requirements, rules, regulations, manuals, policies, procedures, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes, regulations and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative or reimbursement guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law).
“Medicaid Provider Agreement” shall mean an agreement, contract or instrument entered into between a health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier and CMS or any federal or state agency or other entity administering Medicaid in such state, or any other grant of authority by CMS or any federal or state agency or other entity administering Medicaid in such state, under which such health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier is authorized to provide medical goods (including prescriptions) and services to Medicaid recipients and to be reimbursed by Medicaid for such goods and services.
“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statutes succeeding thereto, and all Legal Requirements, rules, regulations, manuals, policies, procedures, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative or reimbursement guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Medicare Provider Agreement” shall mean an agreement, contract or instrument entered into between a health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier and CMS or any federal agency or other entity administering Medicare, or any other grant of authority by CMS or any federal agency or other entity administering Medicare, under which such health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier is authorized to provide medical goods (including prescriptions) and services to Medicare patients and to be reimbursed by Medicare for such goods and services.
“Merger Sub” shall have the meaning given to such term in the recitals hereto.
“Minimum Revolving Balance” shall mean $30,000,000.
“Misdirected Payment” shall mean any form of payment in respect of a Receivable made by an Obligor in a manner other than as provided in the Notice to Obligors sent to such Obligor.
“Month” shall mean a calendar month.
“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent on Mortgaged Property in a form reasonably satisfactory to the Collateral Agent (including with respect to requirements for title, flood and other insurance and surveys), with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.
“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions, (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made contributions, or (c) with respect to which any Company could incur liability.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties) and (iv) any cash distributions or other payments required to be made under, and in accordance with, the Organizational Documents of an applicable Subsidiary or joint venture to minority interest equity holders in such Subsidiary or joint venture, as the case may be, as a result of such Asset Sale, provided, that such cash distributions or other payments were not required to be made pursuant to any such Organizational Document in anticipation of any such sale and such Organizational Documents were not amended, modified or supplemented, directly or indirectly, with respect to any such payment in anticipation of any such sale;
(b)    with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and
(c)    with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
“Net Value Factor” shall mean, initially, the percentages set forth on Annex III attached hereto, as such percentages may be reasonably adjusted upwards or downwards by the Collateral Manager based on objective historical performance and actual collection history.
“Non-Recourse Debt” shall mean Indebtedness: (i) as to which neither Borrower nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (whether such liability is actual or contingent) as a guarantor, surety, debtor, obligor or otherwise, or (c) constitutes the lender or other creditor; (ii) no default or event of default with respect to which would permit (whether upon notice, lapse of time, satisfaction of any other condition or otherwise), any holder of any other Indebtedness of Borrower or any of its Subsidiaries to declare a default or event of default on such other Indebtedness or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated final maturity.
“Non-Utilization Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to Section 2.04(e) of this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, respectively.
“Notice to Obligors” shall have the meaning provided in the Collateral Management Agreement.
“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into, and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
“Obligor” shall mean each person who is responsible for the payment of all or any portion of a Receivable.
“OFAC” shall have the meaning assigned to such term in Section 3.23.
“Off-Balance Sheet Obligations” of a person shall mean, without duplication, (a) any repurchase obligation or liability of such person with respect to accounts or notes receivable sold by such person, (b) any Synthetic Lease Obligations of such person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such person (other than operating leases).
“Officers’ Certificate” shall mean a certificate executed by (i) any one of the Responsible Officers, and (ii) any one of the Financial Officers, each in his or her official (and not individual) capacity.
“OLV” shall mean the “net orderly liquidation value” determined by the Collateral Manager based upon the most recent Approved Valuation, as such valuation may be subsequently adjusted by the Collateral Manager based on reasonably objective historical performance and actual liquidation value with respect to the Loan Parties’ Inventory, and based upon the most recent Borrowing Base Certificate delivered to the Collateral Manager by Borrower pursuant to Section 5.15(g)(ii).
“Order” shall mean any judgment, decree, order, consent order, consent decree, writ or injunction.
“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.
“Other List” shall have the meaning assigned to such term in Section 6.20.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” shall have the meaning assigned to such term in Section 11.04(e).
“Patriot Act” shall have the meaning assigned to such term in Section 3.23.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of their respective ERISA Affiliates or with respect to which any Company could incur liability (including under Section 4069 of ERISA) for which the Company has not received a binding, contractual right of indemnification unlimited in time or amount and in respect of which the indemnitor has acknowledged in writing to the Company its unconditional obligation to so indemnify.
“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.
“Permits” shall mean, collectively, all licenses, leases, powers, Permits, franchises, certificates, authorizations, approvals, consents, variances, exemptions, certificates of need, certifications, Orders and other rights.
“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business or division of any person, (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:
(i)    no Default then exists or would result therefrom;
(ii)    with respect to any transaction involving Acquisition Consideration of $5,000,000 or more, Borrower shall certify to Administrative Agent prior to the consummation of such transaction that it is in compliance with the Pro Forma Condition, and with respect to any transaction involving Acquisition Consideration of $10,000,000 or more, Borrower shall have received the prior written consent of the Required Lenders;
(iii)    after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of (A) all Unrestricted Domestic Cash and Cash Equivalents and (B) the undrawn and available portion of the Revolving Commitments shall be at least $20,000,000;
(iv)    no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) Indebtedness to the extent permitted to be incurred under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;
(v)    the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are then permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.11 and shall be free and clear of any Liens, other than Permitted Liens;
(vi)    if the person to be acquired is a public company, the Board of Directors of such person shall not have publicly indicated its opposition to the consummation of such acquisition or, if such Board of Directors has indicated its opposition publicly, such opposition has been publicly withdrawn;
(vii)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Legal Requirements applicable thereto;
(viii)    with respect to any transaction involving Acquisition Consideration of $5,000,000 or more, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or the applicable lesser number thereof if the person or business to be acquired has existed for a lesser period) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) monthly projections for the following year and quarterly projections for the two years thereafter (or, if sooner, through the Scheduled Maturity Date), in each case, in detail comparable to the financial statements delivered pursuant to Section 5.01(c) or 5.01(b), respectively, pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or any Lender, to the extent made available to or otherwise obtainable by Borrower or such Subsidiary;
(ix)    such transaction could not reasonably be expected to result in a Material Adverse Effect;
(x)    at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) no Default or Event of Default exists or would result therefrom;
(xi)    the aggregate Acquisition Consideration (x) for all Permitted Acquisitions consummated during the fiscal year 2011, shall not exceed $20,000,000, (y) for all Permitted Acquisitions consummated in any subsequent fiscal year, shall not exceed $35,000,000, and (z) for all Permitted Acquisitions after the first anniversary of the Restatement Date shall not exceed $120,000,000; provided that no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following payment in full and performance of the Obligations; and
(xii)    (a) in the case of an acquisition of all or substantially all of the property of any person, the person making such acquisition is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor, (b) in the case of an acquisition of in excess of 50% of the Equity Interests of any person, both the person making such acquisition and the person so acquired is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor.
“Permitted Discretion” shall mean the reasonable exercise of the Collateral Manager’s good faith judgment in consideration of any factor which is reasonably likely to (i) materially adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent, the Collateral Agent, the Collateral Manager or the Lenders by any person on behalf of Borrower or any Subsidiary is incomplete, inaccurate or misleading in any material respect, or (iii) materially increase the likelihood that the Secured Parties would not receive payment in full in cash for all of the Obligations. In exercising such judgment, the Collateral Manager may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible Inventory, as well as any of the following: (i) the changes in collection history and dilution, collectibility or expected collection amounts with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to the Loan Parties’ Accounts or Inventory; and (iv) any other factors that change the credit risk of lending to Borrower or any Loan Party on the security of Borrower’s or any Loan Party’s Accounts or Inventory. The burden of establishing lack of good faith under this definition shall be on the Loan Parties.

“Permitted Joint Venture” shall mean any person that is organized under the laws of the United States or any subsidiary thereto or the District of Columbia and which is, directly or indirectly, through its subsidiaries or otherwise, engaged in any business that is engaged in by Borrower and its Subsidiaries on the Closing Date (or which is ancillary thereto, reasonably related thereto or are reasonable extensions thereof or complementary thereto), and the Equity Interests of which (i) are owned by Borrower or a Subsidiary and one or more persons other than Borrower or any Affiliate of Borrower or (ii) is acquired by Borrower or a Subsidiary, so long as Borrower and its Subsidiaries shall be in compliance with the Pro Forma Condition immediately after giving effect to such acquisition.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, any agency or political subdivision thereof, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.
“Platform” shall have the meaning assigned to such term in Section 11.01(d).
“Pledgor” shall mean each Subsidiary listed on Schedule 1.01(d), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.11.
“Pre-Restatement Lien” shall have the meaning assigned to such term in Section 6.02(c).
“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.
“Premises” shall have the meaning assigned thereto in the applicable Mortgage.
“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect, as applicable, to (a) (i) the Acquisition, (ii) any proposed Permitted Acquisition, or (iii) any Asset Sale as if the Acquisition or such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales consummated during the period, and any Indebtedness or other liabilities incurred in connection with such Acquisition or any such Permitted Acquisitions or Asset Sales had been consummated and incurred at the beginning of such period, and (b) any cost savings (such as through consolidations or workforce reductions) reasonably satisfactory to the Administrative Agent and reasonably expected by Borrower to be realized upon or arise during the period as a result of such acquisition as if such cost savings had been realized at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).
“Pro Forma Condition” shall mean, with respect to any proposed Permitted Acquisition, proposed Permitted Joint Venture, proposed Investment or proposed incurrence of Indebtedness, after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction had occurred on the first day of such relevant Test Period, and (B) with respect to any proposed Permitted

Acquisition, the person or business to be acquired shall have generated positive cash flow for the Test Period most recently ended prior to the date of consummation of such proposed Permitted Acquisition.
“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.
“Pro Rata Share” shall have the meaning assigned to such term in Section 7.10.
“Programs” shall have the meaning assigned to such term in Section 3.19(a).
“Program Agreements” shall have the meaning assigned to such term in Section 3.19(a).
“Projections” shall have the meaning assigned to such term in Section 3.04(c).
“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.
“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 60 days after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Rebate Receivable” shall mean a Receivable, the Obligor of which is a manufacturer or distributor of pharmaceutical products.
“Receivable Information” shall mean the information listed on Exhibit II to the Collateral Management Agreement (as such Exhibit may be modified by the Collateral Manager from time to time, subject to Section 11.02 hereof).
“Receivables” shall have the meaning assigned to the term “Accounts” in the Security Agreement.
“Refinancing” shall have the meaning assigned to such term in the recitals hereto.
“Refinancing Documents” shall mean the documents, instruments and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning assigned to such term in Section 11.04(c).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reimbursement Approvals” shall mean any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements, Accreditations and/or any other agreements with or approvals by Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Authority, or quasi-public agency, Blue Cross/Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.
“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.
“Reimbursement Undertaking” has the meaning set forth in Section 2.18(a).
“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.
“Required Lenders” shall mean, at any time, Lenders having Loans, LC Exposure and unused Revolving Commitments representing 66.66% or more of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments at such time.
“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officers” of any person shall mean each of the president, the chief operating officer, the executive vice president and general counsel and each Financial Officer of such person with responsibility for the administration of the obligations of such person in respect of this Agreement and the other Loan Documents.
“Restatement Date” shall mean, subject to the satisfaction of the conditions herein, December 28, 2010.
“Restatement Documents” shall mean each Assignment and Acceptance Agreement, dated on or about the Restatement Date, with each Assigning Lender, with respect to the Revolving Commitment and Loans of such Assigning Lender outstanding immediately prior to the Restatement Date, any documents underlying the repayment in full of each Term Loan Non-Assigning Lender with respect to the Term Loans of such Term Loan Non-Assigning Lender outstanding immediately prior to the Restatement Date, the amendment and restatement, dated as of the Restatement Date, of this Agreement, the Security Agreement and the Collateral Management Agreement, and each other Security Document or pledge agreement delivered as of the Restatement Date, and all amendments to UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Collateral Management Agreement, any Mortgage, any Control Agreement or any other such Security Document or pledge agreement to be filed with respect to the security interests in property created pursuant to the Security Agreement, the Collateral Management Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as Collateral for the Obligations as of the Restatement Date.
“Restatement Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, this Agreement, the Restatement Documents, including (a) the assignment and assumption of the Loans of the Assigning Lenders immediately prior to the Restatement Date, (b) the repayment in full of all Term Loans of the Term Loan Non-Assigning Lenders, (c) the repayment in full of the Term Loans of HF-4, (d) the execution, delivery and performance of this Agreement as so amended and restated and the other Loan Documents, as they may be amended and restated as of the Restatement Date, and the initial Credit Extensions hereunder on the Restatement Date, and (e) the payment of all fees, costs and expenses to be paid on or prior to the Restatement Date owing in connection with the foregoing.
“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earliest of (i) the Business Day preceding the Scheduled Maturity Date, (ii) the Maturity Date, or (iii) any other date of termination of the Revolving Commitments.
“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex II or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate principal amount of the Lenders’ Revolving Commitments on the Amendment Date is $150,000,000.
“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.
“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Article II.
“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.
“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
“Scheduled Maturity Date” shall mean the earliest to occur of (i) March 25, 2015, if the “stated maturity” under the Senior Note Agreement is not extended from the date in effect on the Restatement Date, and (ii) if the Senior Note Agreement is amended to extend the “stated maturity” from the date in effect on the Restatement Date, the earlier to occur of (x) the date which is six months prior to such new “stated maturity date” and (y) December 28, 2015.
“SDN List” shall have the meaning assigned to such term in Section 6.20.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was an Agent, a Lender or an Affiliate of an Agent or Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 11.03 and Section 11.09.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall mean that certain Amended and Restated Security Agreement, dated as of the Closing Date and amended and restated as of the Restatement Date, substantially in the form of Exhibit J among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements, or otherwise.
“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.
“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.
“Security Documents” shall mean the Security Agreement, the Collateral Management Agreement, the ABDC Intercreditor Agreement (together with each other intercreditor agreement substantially in the form of the Supplier Intercreditor Agreement), the Mortgages (if any), each Depositary Agreement, each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Collateral Management Agreement, the ABDC Intercreditor Agreement (together with each other intercreditor agreement substantially in the form of the Supplier Intercreditor Agreement), any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property created pursuant to the Security Agreement, the Collateral Management Agreement, the ABDC Intercreditor Agreement (together with each other intercreditor agreement substantially in the form of the Supplier Intercreditor Agreement), any Mortgage, any Control

Agreement and any other document or instrument utilized to pledge any property as collateral for the Obligations.
“Senior Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued as in effect on the date hereof and thereafter amended, supplemented, waived or modified from time to time subject to the requirements of this Agreement.
“Senior Note Documents” shall mean the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.
“Senior Note Guarantees” shall mean the guarantees of the Subsidiary Guarantors pursuant to the Senior Note Agreement, including any guarantee of the Exchange Senior Notes issued pursuant to the Senior Note Agreement in exchange for the outstanding Senior Notes.
“Senior Notes” shall mean Borrower’s 10.25% Senior Notes due 2015 issued pursuant to the Senior Note Agreement and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes. As used in this Agreement, the term “Senior Notes” shall include any Exchange Senior Notes issued pursuant to the Senior Note Agreement in exchange for the outstanding Senior Notes, as contemplated by the definition of Exchange Senior Notes.
“SPC” shall have the meaning assigned to such term in Section 11.04(h).
“Standby Letter of Credit” shall mean any letter of credit (other than a Commercial Letter of Credit) or similar instrument issued pursuant to this Agreement in the ordinary course of Borrower’s and its Subsidiaries’ businesses.
“Statutory Reserves” shall mean for any Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during a three Month period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all of the Obligations.
“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantor” shall mean each Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.11, including the Subsidiaries listed on Schedule 1.01(c).
“Supplier Intercreditor Agreement” shall mean an intercreditor agreement, substantially in the form of Exhibit M among the Loan Parties, the Collateral Agent for the benefit of the Secured Parties and one or more second lien creditors to the Loan Parties (including an agent or representative of all or any such creditors), as amended, supplemented, waiver or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The aggregate principal amount of the Swingline Commitment shall be $10,000,000, but the Swingline Commitment shall in no event exceed the Revolving Commitment.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.
“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.
“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Target” shall have the meaning assigned to such term in the recitals hereto.
“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.
“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).
“Term Loan Lender” shall mean a Lender with an outstanding Term Loan immediately prior to the Restatement Date.
“Term Loan Non-Assigning Lender” means each Term Loan Lender other than HF-4 that is not an Assigning Lender.

“Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to the Existing Credit Agreement and outstanding immediately prior to the Restatement Date.
“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).
“Third-Party Payor Contracts” shall have the meaning assigned to such term in Section 3.19(a).
“Third-Party Payors” shall have the meaning assigned to such term in Section 3.19(a).
“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
“Title Policy” shall mean, with respect to each Mortgage, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than the Fair Market Value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) shall be issued by the Title Company, and contain such endorsements as shall be reasonably requested by the Collateral Agent and no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent.
“Transaction Documents” shall mean the Acquisition Documents, the Refinancing Documents, the Senior Note Documents and the Loan Documents.
“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the consummation of the Acquisition, (b) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (c) the consummation of the Refinancing, (d) the execution, delivery and performance of the Senior Note Documents and the initial borrowings thereunder, and (e) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.
“TRICARE/CHAMPUS” shall mean the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 USC §§ 1071-1106 or elsewhere) affecting TRICARE/CHAMPUS, and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of TRICARE/CHAMPUS, or any person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case as may be amended, supplemented or otherwise modified from time to time.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unbilled Receivable” shall mean a Receivable in respect of which the goods have been shipped, or the services rendered, and rights to payment thereon have accrued, but the invoice has not been rendered to the applicable Obligor.
“Underlying Issuer” means Wells Fargo Bank, National Association or one of its Affiliates.
“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Issuing Lender or Underlying Issuer.
“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” shall mean the United States of America.
“Unrestricted Domestic Cash and Cash Equivalents” shall mean domestic cash and Cash Equivalents of Borrower and the Subsidiaries that are free and clear of all Liens, not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of any of the Loan Parties or any of their respective Subsidiaries and subject to a Control Account in favor of the Collateral Agent.
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The word “asset” shall be construed to have the same meaning and effect as the word “property.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated. This Section 1.02 shall apply, mutatis mutandis, to all Loan Documents.
Section 1.03    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Administrative Agent shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.
Section 1.04    Pro Forma Calculations. With respect to any period during which the Acquisition, any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and the Acquisition, such Permitted Acquisition or Asset Sale on a Pro Forma Basis.
Section 1.05    Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
Section 1.06    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Article II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly on and after the Restatement Date to make Revolving Loans to Borrower, at any time and from time to time until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (y) the Revolving Exposure for all Lenders exceeding the then applicable Borrowing Base (based on the Borrowing Base Certificate last delivered). Subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.
Section 2.02    Revolving Loans. (a) Each Revolving Loan shall be made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Revolving Loan required to be made by such other Revolving Lender). Except for Revolving Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.
(a)    Each Revolving Lender may at its option make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Revolving Lender to make such Revolving Loan and Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.
(b)    Except with respect to Revolving Loans made pursuant to Section 2.18(e)(ii), each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(c)    Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s portion of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Revolving Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation. If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Revolving Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
Section 2.03    Borrowing Procedure. To request a Revolving Borrowing, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent not later than 12:00 noon, New York City time, on the second Business Day before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent, in the case of any Borrowing, or the Issuing Lender, in the case of any issuance, amendment, extension or renewal of a Letter of Credit). Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(a)    the aggregate amount of such Borrowing;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(d)    that the conditions set forth in Sections 4.02(b) - (d) are satisfied as of the date of the notice.
Section 2.04    Evidence of Debt; Repayment of Loans. (a) Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Maturity Date and (ii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Class applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    Absent manifest error, the entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
(d)    Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare promptly (and, in all events, within five Business Days of receipt of such request), execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1, or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.05    Fees. Non-Utilization Fee. (a) Borrower shall pay to the Administrative Agent for the account of each Lender a non-utilization fee (a “Non-Utilization Fee”) equal to the greater of (x) 0.50% per annum of the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Non-Utilization Fees shall be payable in arrears (A) on each Interest Payment Date with respect to the prior Month, and (B) on the date on which such Commitment terminates. Non-Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Non-Utilization Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving

Loans and LC Exposure of such Lender, and the Swingline Exposure of such Lender shall be disregarded for such purpose.
(a)    Early Termination Fee. Upon the termination of this Agreement or termination or reduction of the Revolving Commitment or any portion thereof prior to the second anniversary of the Restatement Date, Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders an amount equal to the Early Termination Fee; provided, that no Early Termination Fee shall be payable with respect to up to $25,000,000 of the initial voluntary partial reduction of the Revolving Commitment by Borrower effectuated pursuant to Section 2.07(b).
(b)    Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).
(c)    LC and Fronting Fees. Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) the Issuing Lender a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Restatement Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s (or Underlying Issuer’s, as the case may be) customary charges with respect to the administration, issuance, amendment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Restatement Date, (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    Other Fees. Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.
(e)    Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Lender (or, at its direction, to the Underlying Issuer). Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.06    Interest on Loans. (a) Subject to the provisions of Section 2.06(b), each Revolving Loan and Swingline Loan shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable Margin.

(a)    Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable Legal Requirements, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2.0% plus the Alternate Base Rate plus the Applicable Margin (in either case, the “Default Rate”).
(b)    Accrued interest on the Revolving Loan for each Month (or such other period if remaining accrued and unpaid) shall be payable in arrears on each Interest Payment Date for such Loan on the greater of (x) the daily outstanding balance thereof during such Month (or such other period), and (y) the Minimum Revolving Balance; provided that (i) in calculating the greater amount between (x) and (y) above in any one Month, Borrower shall be given credit for the daily outstanding balance of Swingline Loans for such Month as if they were made as Revolving Loans (ii) interest accrued pursuant to Section 2.06(b) shall be payable on demand, and (iii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(c)    Accrued interest on the Swingline Loan shall be payable in arrears on the date of any repayment or prepayment of any Swingline Loan.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
Section 2.07    Termination and Reduction of Commitments. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.
(a)    At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $2,500,000 and not less than $5,000,000; (ii) unless the Revolving Commitments are being terminated in full in connection with the simultaneous payment in full of all Obligations, the Revolving Commitments shall not be reduced to below $30,000,000; (iii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments; and (iv) simultaneously with any termination or reduction, Borrower shall have paid to the Administrative Agent for the benefit of the Revolving Lenders the Early Termination Fee (if any).
(b)    Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.08    [Intentionally Omitted].
Section 2.09    Optional and Mandatory Prepayments of Loans. (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part; provided that each partial prepayment or permanent reduction in any Commitment shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and provided, further that following such prepayment, the outstanding principal balance of the Revolving Loan is not less than the Minimum Revolving Balance.
(a)    Revolving Loan Prepayments. (a) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and either (A) replace all outstanding Letters of Credit or (B) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j).
(i)    In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall on the date of such reduction (and notwithstanding that such reduction may be in breach of the requirement to maintain a Minimum Revolving Balance), first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an aggregate amount sufficient to eliminate such excess.
(ii)    In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an aggregate amount sufficient to eliminate such excess.
(iii)    In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an aggregate amount sufficient to eliminate such excess.
(iv)    In the event that the sum of all Lenders’ Revolving Exposures exceeds the Borrowing Base then in effect (based on the Borrowing Base Certificate last delivered), Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(b)    Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Class Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(d), subject to the provisions of this Section 2.09(c).
(c)    Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) not later than 11:00 a.m., New York City time, on the third Business Day before the date of prepayment, and (ii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Class as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
Section 2.10    [Intentionally Omitted].
Section 2.11    Alternate Rate of Interest. If the Administrative Agent, in good faith and in its reasonable discretion, shall determine that for any reason in connection with any request for a Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such Loan, (b) adequate and reasonable means do not exist for determining the Adjusted LIBOR Rate with respect to a proposed Loan, or (c) the Adjusted LIBOR Rate for any requested Loan or in connection with a Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan as a result of events occurring after the Restatement Date, the Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate shall be suspended until the Administrative Agent revokes such notice and during such period Loans based on the Alternate Base Rate shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Loans (without penalty) or, failing that, will be deemed to have converted such request into a request for a Borrowing based on the Alternate Base Rate in the amount specified therein.
Section 2.12    Increased Costs; Change in Legality. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Lender; or
(ii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such Lender’s or the Issuing Lender’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), as determined by such Lender or the Issuing Lender, in good faith, in its reasonable discretion, then Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered provided that the foregoing shall not apply to any such costs incurred more than 365 days prior to the date on which Borrower receives a certificate in regard thereto, as provided in subsection (c) below; it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. The protection of this Section 2.12 shall be available to each Lender and the Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
(b)    If any Lender or the Issuing Lender determines (in good faith in its reasonable absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company, for any such reduction suffered; provided that the foregoing shall not apply to any such costs incurred more than 365 days prior to the date on which Borrower receives a certificate in regard thereto, as provided in subsection (c) below.
(c)    A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, except as otherwise expressly provided in subsection (a) and (b) above.
(e)    If any Lender determines in good faith in its reasonable discretion that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans based on the Adjusted LIBOR Rate, or to determine or charge interest rates based upon the Adjusted LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Loans based on the Adjusted LIBOR Rate or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Adjusted LIBOR Rate, to make Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, within one Business Day after demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Loans based on the Adjusted LIBOR Rate of such Lender to Loans based on the Alternate Base Rate, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate.  Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate, that Lender shall remain committed to make Loans as to which the rate of interest is not determined with reference to the Adjusted LIBOR Rate and shall be entitled to recover interest at such Alternate Base Rate.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.13    [Intentionally Omitted].
Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable hereunder) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 199 Water Street, 31st Floor, New York, NY 10038 Attn: BioScrip Account Manager, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.
(a)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under the Security Agreement), obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Company or any Affiliates (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.
(c)    Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.15    Taxes. (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Legal Requirements to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.
(a)    In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.
(b)    Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Lender (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, as a result of any such failure.
(d)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish on or prior to the date it becomes a party hereto, either (a) two accurate and completed originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or successor form), or (c) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8IMY (or successor form), together with any required schedules or attachments, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of Borrower or the Administrative Agent, to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit K if it is furnishing a Form W-8BEN. If requested by Borrower or the

Administrative Agent, each Foreign Lender shall (and shall cause other Persons acting on its behalf to) take any action (including entering into an agreement with the Internal Revenue Service) and comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from U.S. federal withholding taxes under Title I of the Foreign Account Tax Compliance Act of 2009 (the “Proposed Act”), if enacted, or under any other enacted legislation that is substantially similar to Title I of the Proposed Act, with respect to payments received by or on behalf of such Foreign Lender, provided that, for the avoidance of doubt, a Foreign Lender’s breach of this sentence shall affect the rights only of the breaching Foreign Lender, and not the rights of any other Foreign Lender, under Section 2.15(a).
(e)    If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
Section 2.16    Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b), or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action materially inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be materially disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.
(a)    Replacement of Lenders. In the event (i) any Lender or the Issuing Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Lender delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any

Lender or the Issuing Lender or any Governmental Authority on account of any Lender or the Issuing Lender pursuant to Section 2.15, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders and the Required Lenders have granted consent, or (v) any Lender or the Issuing Lender defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Lender and the Administrative Agent, require such Lender or the Issuing Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender or the Issuing Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Lender, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Lender hereunder (including any amounts under Section 2.12) plus, solely in connection with the transfer and assignment by the Issuing Lender of its interests, rights and obligations under this Section 2.16(b), for the account of the Issuing Lender, a share of each LC Disbursement and as cash collateral and cash collateral, in an amount up to 105% of the LC Exposure; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Lender’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15 , as the case may be, cease to cause such Lender or the Issuing Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Lender pursuant to paragraph (a) of this Section 2.16), or if such Lender or the Issuing Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Lender hereby irrevocably authorizes the Administrative Agent to execute and deliver, on behalf of such Lender and the Issuing Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Lender’s interests hereunder in the circumstances contemplated by this Section 2.216(b).
(b)    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.09(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.09(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.09 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.09 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the commitment fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent (x) the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders and (y) the conditions set forth in Section 4.02 are satisfied at such time; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent (x) prepay such Swingline Exposure of such Defaulting Lender and (y) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (C) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lenders until such LC Exposure is cash collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with paragraph (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Administrative Agent, Borrower, the Issuing Lenders and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the

Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.
For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) with respect any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of all payments resulting in such Funding Default of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective payments which resulted in such Lender being a Defaulting Lender) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.
No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c). The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
Section 2.17    Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments or (iii) the Revolving Exposure for all Lenders exceeding the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.
(a)    Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 10:00 a.m., New York City time, on the Business Day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.

Each Swingline Loan shall accrue interest based on the Adjusted LIBOR Rate. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the Borrower Account by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Lender). The Swingline Lender shall endeavor to fund each Swingline Loan by 3:00 p.m., New York City time and shall in all events fund each Swingline Loan by no later than 5:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $50,000 above such amount.
(b)    Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 p.m., New York City time, on the proposed date of repayment; provided that Borrower shall repay each Swingline Loan (whether through proceeds of a Revolving Loan or otherwise) on or prior to the fifth Business Day following the initial advance of the Swingline Lender with respect thereto.
(c)    Participations. The Swingline Lender (i) may at any time in its discretion, and (ii) no less frequently than every five Business Days or as directed by the Administrative Agent from time to time on not less than one Business Day’s written notice to the Swingline Lender, shall by written notice given to the Administrative Agent (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, a reduction or termination of the Commitments or a Borrowing Base Deficiency, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders; provided, that the Revolving Lender who is the Swingline Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.
(d)    Resignation or Removal of the Swingline Lender. The Swingline Lender may resign as Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower, provided that such Swingline Lender is replaced by a successor Swingline Lender simultaneously with its resignation. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among Borrower (with Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lenders, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans. Notwithstanding anything to the contrary in this Section 2.17(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.
Section 2.18    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, Borrower may request the Administrative Agent, and the Administrative Agent agrees to cause the Issuing Lender to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to Borrower (with Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the Issuing Lender, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender may enter into arrangements relative to the reimbursement of such Underlying Issuer with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit (each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”). By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrower in respect of (A) a lease of real property, or (B) an employment contract. Neither the Administrative Agent nor Issuing Lender shall have any obligation to cause the issuance, or have the Underlying Issuer issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (w) the LC Exposure would exceed the LC Commitment, (x) the total Revolving Exposure would exceed the total Revolving Commitments, (y) the

Revolving Exposure for all Lenders would then exceed the Borrowing Base, or (z) the expiry date of the proposed Letter of Credit is on or after than the close of business on the Letter of Credit Expiration Date.
(a)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver, facsimile transmission or transmit by electronic communication an LC Request to the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Lender). Each such request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Lender).
A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the Issuing Lender, the following:
(i)    the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
(ii)    the face amount thereof;
(iii)    the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
(iv)    the name and address of the beneficiary thereof;
(v)    whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);
(vi)    whether the Letter of Credit is to be issued as a Standby Letter of Credit or a Commercial Letter of Credit;
(vii)    the documents to be presented by such beneficiary in connection with any drawing thereunder;
(viii)    the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
(ix)    such other matters as the Issuing Lender may require.
A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Lender:
(i)    the Letter of Credit to be amended, renewed or extended;
(ii)    the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
(iii)    the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)    the nature of the proposed amendment, renewal or extension; and
(v)    such other matters as the Issuing Lender may require.]
If requested by the Issuing Lender, Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. Neither the Administrative Agent nor Issuing Lender shall have any obligation to cause the issuance, or have the Underlying Issuer issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (w) the LC Exposure would exceed the LC Commitment, (x) the total Revolving Exposure would exceed the total Revolving Commitments, (y) the Revolving Exposure for all Lenders would then exceed the Borrowing Base, or (z) the expiry date of the proposed Letter of Credit is on or after than the close of business on the Letter of Credit Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this paragraph (c) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Lender elects not to extend for any such additional period.
(c)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender, the Underlying Issuer or the Lenders, the Issuing Lender hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit or Reimbursement Undertaking equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit or Reimbursement Undertaking. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender or Underlying Issuer, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Lender or Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit or Reimbursement Undertakings is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or a Borrowing Base Deficiency and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).
(d)    Reimbursement. (i) If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Lender an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on the second Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans.
(i)    If Borrower fails to make such payment when due, and if the amount is not financed pursuant to the proviso to Section 2.18(e), the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 11:00 a.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders; provided, that if the Issuing Lender is also a Revolving Lender, such Revolving Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent will promptly pay to the Issuing Lender any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Lender, as appropriate.
(ii)    If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Lender at (a) in the case of Borrower, the Default Rate and (b) in the case of such Lender, (x) for the first 3 days from after the date the relevant payment is due, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (y) thereafter, the Base Rate plus the Applicable Margin.
(e)    Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Lender under a Letter of Credit or payment by the Underlying Issuer under an Underlying Letter of Creditor against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Lender, the Underlying Issuer or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender or the Underlying Issuer; provided that the foregoing shall not be construed to excuse the Issuing Lender or the Underlying Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Lender’s failure or the Underlying Issuer's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender or Underlying Issuer (as finally determined by a court of competent jurisdiction), the Issuing Lender or the Underlying Issuer, as applicable, shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender or the Underlying Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(f)    Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Lender has made or will make, or has caused or will cause the Underlying Issuer to make, an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Lender, the Underlying Issuer and the Revolving Lenders, as applicable, with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e).
(g)    Authorization to Underlying Issuer. Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(h)    Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin for a period of three calendar days from the date of such LC Disbursement, and at the Default Rate thereafter. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, or Underlying Issuer except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Lender or Underlying Issuer shall be for the account of such Lender to the extent of such payment.

(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of Section 8.01. Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Lender or Underlying Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX.. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within five Business Days after any cure or waiver thereof.
(j)    Additional Issuing Lenders. The Administrative Agent may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an Issuing Lender under the terms of this Agreement, with the consent of Borrower (which consent shall not be unreasonably withheld). Any Revolving Lender designated as an Issuing Lender pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Lender with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Lender” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Lender, as the context shall require.
(k)    Resignation or Removal of the Issuing Lender. The Issuing Lender may resign as Issuing Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower. The Issuing Lender may be replaced by written agreement executed among Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender or any such additional Issuing Lender. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.05(d). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or such addition or to any previous Issuing Lender, or to such successor or such addition and all previous Issuing Lenders, as the context shall require. After the resignation or replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Lender hereunder, Borrower may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.
(l)    Other. The Administrative Agent shall be under no obligation to arrange for an Issuing Lender to issue any Letter of Credit if:

(i)    any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Administrative Agent from arranging, Issuing Lender from issuing, or Issuing Lender to cause Underlying Issuer from issuing, such Letter of Credit or Reimbursement Undertaking, or any Legal Requirement applicable to the Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender or Underlying Issuer shall prohibit, or request that the Issuing Lender or Underlying Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender or Underlying Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender or the Underlying Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon the Issuing Lender or the Underlying Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which the Issuing Lender or the Underlying Issuer in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of general application of the Administrative Agent, the Issuing Lender or the Underlying Issuer.
The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender or Underlying Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Lender and each of the Lenders (with references to the Companies being references thereto after giving effect to the Restatement Transactions unless otherwise expressly stated) that:
Section 3.01    Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its property and (c) is registered, qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.
Section 3.02    Authorization; Enforceability. The Transactions entered into by each Loan Party were, and the Restatement Transactions entered into by each Loan Party are, within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    No Conflicts. The Transactions and Restatement Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, registrations, filings, Permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, agreement, or other instrument binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any material Legal Requirement in any material respect and (e) will not result in the creation or imposition of any Lien on any property of any Company, other than the Liens created by the Security Documents.
Section 3.04    Financial Statements; Projections. (a) All financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). Except as set forth in such financial statements, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.
(f)    Borrower heretofore has delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. Such financial statements (A) have been prepared in good faith by the Loan Parties, based upon (i) accounting principles consistent with the historical audited financial statements delivered pursuant to this Section 3.04(b) and (ii) the best information reasonably available to, or in the possession or control of, the Loan Parties as of the date of delivery thereof, (B) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered, respectively, thereby, and (C) present fairly the consolidated financial position and results of operations of Borrower as of such dates and for such periods.
(g)    Borrower has heretofore delivered to the Lenders the forecasts of financial performance of Borrower and its Subsidiaries dated December 28, 2010 (the “Projections”). The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) consistently applied throughout the fiscal years covered thereby, and (iii) the best information reasonably available to, or in the possession or control of, the Loan Parties as of the dates of the Projections.
(h)    Since September 30, 2009, there has been no event, change, circumstance or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.
Section 3.05    Properties. (a) Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that do not, and could not reasonably be expected to, interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
(e)    Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (including all modifications, amendments and supplements thereto with respect to leased Real Property) (i) owned by any Company as of the Restatement Date and describes the use and type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Restatement Date and describes the use and type of interest therein held by such Company; and accurately and comprehensively designates which, among such properties, constitute Key Locations as of the Restatement Date. No Company is in default under any provision of any lease agreement to which it is a party with respect to a leasehold interest in Real Property, where such default could reasonably be expected to result in a Material Adverse Effect.
(f)    No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of any Key Location where such Casualty Event could reasonably be expected to result in a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
(g)    Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that could reasonably be expected to result in a Material Adverse Effect. Each Key Location is zoned to permit the uses for which such Key Location is currently being used. The present uses of each Key Location and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning bylaws.
Section 3.06    Intellectual Property. (a) Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; and technology, trade secrets, proprietary information, inventions, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Effect. No material claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business which, in the case of licenses and user agreements in existence on the date hereof, are listed in Schedule 3.06(a), no Company has done anything to authorize or enable any other person to use any such Intellectual Property, which use, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business, to the extent that the loss thereof, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(c)    Patents; Registrations. (i) On and as of the Restatement Date, each Company owns and possesses the right to use all issued patents and pending patent applications, trademark, service mark and domain name registrations and pending applications, and copyright registrations and pending applications listed in Schedules 14(a), 14(b) and 14(c) to the Perfection Certificate, and (ii) all patents and registered trademarks, service marks, copyrights and domain names owned by each Company are valid, subsisting and in full force and effect; excepting therefrom, in each case, the failure of which to comply herewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(d)    No Violations or Proceedings. (i) There is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect, (ii) no Company is materially infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company or threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(e)    No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect or consent could not reasonably be expected to result in a Material Adverse Effect.
(f)    No Agreement or Order Materially Affecting Intellectual Property. Except as set forth on Schedule 3.06(e), no Company is subject to any settlement, covenant not to sue or other agreement, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.
Section 3.07    Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Borrower and its jurisdiction of incorporation or organization as of the Restatement Date, (ii) each Subsidiary as of the Restatement Date, and (iii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Restatement Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and all Equity Interests of the Subsidiaries are owned by Borrower directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the

Restatement Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, except as may be set forth on Schedule 3.07(a).
(a)    No consent of any person including any general or limited partner, any other member or manager of a limited liability company, any shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.
(b)    A complete and accurate organization chart, showing the ownership structure of the Companies on the Restatement Date, both before and after giving effect to the Transactions and Restatement Transactions, is set forth on Schedule 3.07(c).
Section 3.08    Litigation; Compliance with Laws. (a) There are no actions, suits, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or Restatement Transactions, or (ii) that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
(d)    Except for matters covered by Section 3.18, no Company or any of its property is (i) in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, could reasonably be expected to result in a Material Adverse Effect.
Section 3.09    Agreements. (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(a)    No Company is in default in any manner under any provision of any Material Agreement evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both could reasonably be expected to constitute such a default.
(b)    No Company is in default of, lost or has had terminated any Material Agreement. Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which were in effect on the Restatement Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent (or made available to the Administrative Agent and the Lenders for review on or before the date hereof) complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect.

Section 3.10    Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(a)    No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.
Section 3.11    Investment Company Act; Public Utility Holding Company Act, etc. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended, or (c) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness.
Section 3.12    Use of Proceeds. Borrower will use the proceeds of the Revolving Loans and Swingline Loans on and after the Restatement Date for the repayment of any Term Loans assigned to HF-4 by the Assigning Lenders, for general corporate and working capital purposes (including to effect any Permitted Acquisitions), for Capital Expenditures and for other corporate purposes consistent with the terms of this Agreement.
Section 3.13    Taxes. Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Company is aware of any proposed or pending tax assessments, deficiencies, audits or other proceedings that could reasonably be expected to result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or Sections 6111(c) or 6111(d) of the Code (as in effect prior to the amendment by the American Jobs Creation Act of 2004, P.L. 108-357), or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Company is a party to any tax sharing or similar agreement.
Section 3.14    No Material Misstatements. No information, report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Confidential Information Memorandum), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to the Administrative Agent or a Lender to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of Borrower, and (iii) the best information reasonably available to, or in the possession or control of, the Loan Parties as of the date of delivery thereof to the Administrative Agent or a Lender.
Section 3.15    Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions and Restatement Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
Section 3.16    Solvency. Both immediately before and immediately after the consummation of the Restatement Transactions to occur on the Restatement Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Restatement Date.
Section 3.17    Employee Benefit Plans. (a) The Company and each of its ERISA Affiliates are in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans. Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all material applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service and nothing has occurred which would prevent, or cause the loss of, such qualification.
(m)    No ERISA Event has occurred or is reasonably expected to occur. No Pension Plan has any Unfunded Pension Liability. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of their respective ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(n)    Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.
Section 3.18    Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:
(i)    the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;
(ii)    the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of the Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing. No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five years;
(iii)    there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;
(iv)    there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;
(v)    no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;
(vi)    no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
(vii)    no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii)    no Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Companies;
(ix)    the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions, the Restatement Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and
(x)    the Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence of Hazardous Materials at Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.
Section 3.19    Health Care Matters. Without limiting or being limited by any other provision of any Loan Document:
(a)    Health Care Programs and Third-Party Payor Participation. The Company participates in and has not been excluded from the federal and state health care programs (individually, a “Program” and collectively, the “Programs”) listed on Schedule 3.19(a). A list of all of the Companies’ existing (x) Medicare Provider Agreements and numbers and Medicaid Provider Agreements and numbers, and (y) all other federal and state Program provider agreements and numbers, excluding TRICARE and CHAMPUS, pertaining to the business of each Company or, if such contracts do not exist, other documentation evidencing such participation are set forth on Schedule 3.19(a). The Companies’ existing (x) Medicare Provider Agreements and numbers and Medicaid Provider Agreements and numbers, and (y) all other federal and state Program provider agreements and numbers, including TRICARE and CHAMPUS shall be referred to herein as “Program Agreements.” The Companies Reimbursement Approvals include contractual arrangements with third-party payors including, but not limited to, private insurance, managed care plans and HMOs, health care providers and employee assistance programs (the “Third-Party Payors”). A list of each Companies’ existing Reimbursement Approvals with Third-Party Payor(s) that provide for payment of $500,000 or more in calendar year 2010 pertaining to such Company Subsidiary’s business is set forth on Schedule 3.19(a) (the “Third-Party Payor Contracts”). The Program Agreements and Third-Party Payor Contracts constitute legal, valid, binding and enforceable obligations of the Company that is a party thereto and the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless whether considered in a proceeding at equity or in law) and, to the knowledge of the Company, are in full force and effect. To the knowledge of the Companies, no Company is in default under any Program Agreement or under any Third-Party Payor Contract to which it is a party and, to the knowledge of the Company, the other parties thereto are not in material default thereunder. The Company is in material compliance with the rules and policies respecting each Program Agreement and Third-Party Payor Contract, including, but not limited to, all certification, billing, reimbursement and documentation requirements. Except as set forth on Schedule 3.19(a), no action has been taken by any Governmental Authority or, to the knowledge of the Company, recommended by any Governmental Authority, either to revoke, withdraw or suspend any Program Agreement or to terminate or decertify any participation of any Company in any “Federal Health Care Program” (as that term is defined in 42 U.S.C. § 1320a-7b(f)) in which it participates (including, but not limited to Medicare, Medicaid, TRICARE and CHAMPUS), nor is there any decision by the Company not to renew any Program Agreement. To the knowledge of the Companies, except as could not reasonably be expected to have a Material Adverse Effect, no party to a Program Agreement or Third-Party Payor

Contract or other government regulatory authority has threatened in writing revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Program Agreement or Third-Party Payor Contract.
(b)    Health Care Permits. Except as could not reasonably be expected to have a Material Adverse Effect, each Company holds all Health Care Permits necessary or required by applicable Legal Requirement or Governmental Authority for the operation of the business of such Company. Schedule 3.19(b) sets forth all such Health Care Permits held by each Company as of the Restatement Date (individually, a “Company Health Care Permit,” and collectively, the “Company Health Care Permits”). Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Health Care Permit, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Health Care Permit has occurred. Except as could not reasonably be expected to have a Material Adverse Effect, each Company is in compliance with the terms of the Company Health Care Permits.
(c)    Accreditations. Except as could not reasonably be expected to have a Material Adverse Effect, each Company holds all Accreditations necessary or required by applicable Legal Requirements or Governmental Authority for the operation of the business of such Company (including accreditation by the appropriate Governmental Authorities and industry accreditation agencies and accreditation and certifications necessary to receive payment and compensation and to participate under Medicare, Medicaid, TRICARE/CHAMPUS, Blue Cross/Blue Shield and other payor programs relevant to any Company) (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the knowledge of any Loan Party, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditations, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. Except as could not reasonably be expected to have a Material Adverse Effect, each Company is in compliance with the terms of the Company Accreditations.
(d)    Reimbursement Approvals. Except as could not be expected to have a Material Adverse Effect, each Company holds all Reimbursement Approvals necessary or required by applicable law or Governmental Authority for the operation of the business of such Company (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). Reimbursement Approvals include, but are not limited to, those items listed on Schedule 3.19(a). Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approvals, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval has occurred. Except as could not reasonably be expected to have a Material Adverse Effect, each Company is in compliance with the terms of the Company Reimbursement Approvals.
(e)    Regulatory Filings. Since December 31, 2009, each Company has timely filed, or caused to be filed, all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority or pursuant to any Company Health

Care Permit, Company Accreditation or Company Reimbursement Approval or other applicable Legal Requirement, including health, pharmacy, laboratory, drug enforcement, Medicaid and Medicare regulatory authorities (“Company Regulatory Filings”), and has timely paid all amounts, Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments on a timely basis could not reasonably be expected to have a Material Adverse Effect. All such Company Regulatory Filings complied in all material respects with applicable Legal Requirements.
(f)    Surveys, Audits and Investigations. Schedule 3.19(f) sets forth a list of all notices received during the fiscal year ended December 31, 2010, of material noncompliance, requests for material remedial action, investigations, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any Company Health Care Permit, Company Accreditation or Company Reimbursement Approval (the “Health Care Audits”), other than ordinary course overpayments and/or notices advising of routine payor audits. For purposes this Section 3.19(f), a routine payor audit is considered to be an audit that requests records for identified patients during a limited period of time, but does not include an audit that identifies any specific area of review. Each Company has prepared and submitted timely all corrective action plans or responses required to be prepared and submitted in response to any Health Care Audits and has implemented all of the corrective actions described in such corrective action plans, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Company has any (A) uncured deficiency that could lead to the imposition of a remedy or (B) existing accrued and/or unpaid indebtedness to any Governmental Authority or pursuant to any Company Reimbursement Approval, including Medicare or Medicaid, excepting any that could not reasonably be expected to have a Material Adverse Effect.
(g)    Compliance with Laws. Each Company is in compliance with all Medicare and Medicaid provisions of the Social Security Act, the anti-kickback provisions of the Social Security Act, the Stark anti-referral provisions of the Social Security Act, the False Claims Act, the Civil Monetary Penalty Law of the Social Security Act, the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, and similar federal or state laws or regulations applicable to services, payments, record keeping, inventory and operations of each Company (the “Health Care Laws”), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(h)    Corporate Integrity Agreement; Exclusion. No Company nor, to the knowledge of the Loan Parties, any director, officer, manager, member or partner of any Company (in such capacity, but not otherwise) is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Authority or pursuant to any Company Health Care Permit, Company Accreditation or Company Reimbursement Approval. No Company nor, to the knowledge of the Loan Parties, any director, officer, manager, member, partner, managing employee, or direct or indirect owner of 5% or more of the Equity Interests of any Company has been excluded from participating in state or federal health care programs, including Medicare and Medicaid, or debarred from contracting with Governmental Authorities.
(i)    Transaction Documents. The execution and delivery of the Transaction Documents, and each Company’s performance thereunder (including the performance of the pre- and post- closing notices and applications as provided in the Transaction Documents) will not (i) result in the loss of or limitation of any Company Health Care Permits, Company Accreditations or Company Reimbursement Approvals or (ii) reduce receipt of the ongoing payments or reimbursements pursuant to the Company Reimbursement Approvals that the Company is receiving as of the date hereof.

(j)    Cash Management. Schedule 3.19(j) sets forth, as of the Restatement Date, an accurate and complete description of the cash management system maintained by each Company and into which are deposited receivables generated pursuant to Company Reimbursement Approvals.
Section 3.20    Insurance. Schedule 3.20 sets forth a description in reasonable detail of all insurance maintained by each Company as of the Restatement Date. All insurance maintained by the Companies is in full force and effect, all premiums due have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply with all Insurance Requirements, and there exists no default under any Insurance Requirement, in each case, to the extent that the absence of the foregoing could reasonably be expected to have a Material Adverse Effect. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
Section 3.21    Security Documents. (a) The Security Agreement (as in effect immediately prior to the Restatement Date) was effective to create, and the Security Agreement as of the Restatement Date is effective to continue in the same force and effect in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property Collateral (as defined in the Security Agreement) and (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
(a)    When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.
(b)    Each Mortgage, if any, upon the execution and delivery thereof, shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed or recorded in accordance with the provisions of Sections 5.11 and 5.12 when such Mortgage is filed or recorded in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.
(c)    Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.
Section 3.22    Acquisition Documents; Representations and Warranties in Acquisition Agreement. Schedule 3.22 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition. The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Restatement Date.
Section 3.23    Anti-Terrorism Law. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Improvement and Reauthorization Act, Public Law 109-177 (March 9, 2006), as amended (the “Patriot Act”).
(a)    No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:
(i)    a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(b)    No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
Section 3.24    Borrowing Base Matters. (a) All Receivable Information, information provided in the application for the program effectuated by the Collateral Management Agreement, and each other document, report and Transmission (as defined in the Collateral Management Agreement) provided by Loan Party to the Collateral Manager is or shall be accurate in all material respects as of its date and as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made and when taken as a whole, not misleading.
(a)    Each Receivable identified in each Borrowing Base Certificate is, as of the date of such Borrowing Base Certificate, an Eligible Receivable and all Inventory identified in each Borrowing Base Certificate is, as the date of such Borrowing Base Certificate, Eligible Inventory.
(b)    All required Notices to Obligors (as defined in the Collateral Management Agreement) have been prepared and delivered to each Obligor, and all invoices now bear only the appropriate remittance instructions for payment direction to the applicable Lockbox or Lockbox Account, as the case may be.
(c)    The Lockboxes are the only post office boxes and the Lockbox Accounts are the only lockbox accounts maintained for Receivables; and no direction of any Loan Party is in effect directing Obligors to remit payments on Receivables other than to the Lockboxes or Lockbox Accounts.
(d)    None of the Eligible Receivables constitutes or has constituted an obligation of any Person which is an Affiliate of Borrower.
(e)    The Obligor of each Eligible Receivable has not been the Obligor of any Defaulted Receivables in the past 12 months (other than, for the purpose of this clause, as a result of good faith disputes).
(f)    Each Receivable that is an Unbilled Receivable will be, or has been, billed to the Obligor of such Receivable within 30 days of the Last Service Date, or in the case of a Rebate Receivable, will be, or has been, billed to the Obligor of the Rebate Receivable within 60 days after the end of the fiscal quarter in which such Rebate Receivable became due and payable.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
Section 4.01    Conditions to Restatement Date. [Intentionally Omitted].

Section 4.02    Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
(e)    Notice. The Administrative Agent (with a copy to the Collateral Manager) shall have received (x) a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Lender and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b) and (y) not later than one Business Day prior to the proposed date of the applicable Credit Extension, a Borrowing Base Certificate which shall have been prepared (and calculated) as of such date of receipt by the Administrative Agent (it being understood that each Borrowing Base Certificate shall include such supporting information as the Administrative Agent or the Collateral Manager may reasonably, respectively, request from time to time).
(f)    No Default. No Default or Event of Default shall have occurred and be continuing on such date.
(g)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).
(h)    No Legal Bar. No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Lender from issuing any Letters of Credit to be issued by it. No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.
Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(a)-(c) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.
Section 4.03    Conditions to Amendment Date.The obligation of each Lender and each Issuing Lender to make any Credit Extension on and after the Amendment Date shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
(i)    Documents. All legal matters incident to this Agreement, as amended and restated, the Credit Extensions hereunder, the related documents and the other Loan Documents being executed on or about the Amendment Date, shall be satisfactory to the Lenders, to the Issuing Lender and to the Administrative Agent and the Administrative Agent shall have received a fully executed counterpart of this Agreement and each other Loan Document to be executed and delivered on the Amendment Date.
(j)    No Default. No Default or Event of Default shall have occurred and be continuing on the Amendment Date.

(k)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the Amendment Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).
(l)    No Legal Bar. No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Lender from issuing any Letters of Credit to be issued by it. No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.
ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Lender and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party will, and will cause each of its Subsidiaries to:
Section 5.01    Financial Statements, Reports, etc. Furnish to the Administrative Agent:
(i)    Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with an unaudited consolidating statement of income separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other material qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP;
(j)    Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year including a note with a consolidating statement of income separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes;
(k)    Monthly Reports. Within 30 days after the end of each month, the consolidated balance sheet of Borrower as of the end of such month and the related consolidated statements of income and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes;
(l)    Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10;
(m)    Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a) above and delivery of a Perfection Certificate Supplement under Section 5.13(b), a certificate of a Financial Officer certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a sufficient description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect, perfect or maintain the perfection or priority of the Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(n)    Financial Officer’s Report on Restructuring Costs. Concurrently with any delivery of financial statements under Section 5.01(a) and (b) relating to any reporting period for the 2011 fiscal year, a report from a Financial Officer setting forth in detail an itemized list by category of all Consolidated Permitted Restructuring Costs reflected in such financial statements, including a description of the projected savings and benefits anticipated therefrom, together with such backup documentation reasonably requested by the Administrative Agent in connection therewith;
(o)    Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be; provided, that copies need not be provided of any such reports posted publicly to the Electronic Data Gathering, Analysis and Retrieval System or any successor reporting system;
(p)    Projections. No later than 60 days after the first day of each fiscal year of Borrower, updated (through 2016) 3-year projected financial statements, in form reasonably satisfactory to the

Administrative Agent, including profit & loss statements and statements of cash flow, of Borrower and its Subsidiaries;
(q)    Organization. Within 45 days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate and complete organization chart showing the ownership structure of the Companies as of the last day of such fiscal year, or confirm that there are no changes to Schedule 3.07(c);
(r)    Organizational Documents. (i) Promptly copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and
(s)    Net Cash Proceeds. Promptly and in any event within one Business Day, notice to the Administrative Agent of receipt of Net Cash Proceeds in excess of $500,000.
(t)    Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request.
Section 5.02    Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days following any Responsible Officer’s knowledge thereof):
(m)    any Default or any default or event of default under the Senior Note Documents, in each case, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(n)    the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions or Restatement Transactions;
(o)    any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
(p)    the occurrence of a Casualty Event in excess of $500,000 (whether or not covered by insurance);
(q)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;
(r)    the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that could reasonably be expected to result in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Companies collectively to liabilities exceeding $500,000;
(s)    (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against all or any substantial portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially and adversely affect the value of the Collateral;
(t)    the receipt by any Company of any notice of any termination, suspension, revocation, transfer, surrender, or other material impairment of any material Company Health Care Permit, material Company Accreditation or material Company Reimbursement Approval; and
(u)    the receipt by any Company of any notice of any Health Care Survey or Health Care Audit that, alone or together with any other Health Care Survey or Health Care Audit, could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding $500,000 in any twelve-month period.
Section 5.03    Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.
(h)    Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, Permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is conducted and operated on the Restatement Date; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, in each case, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents (other than the Loan Documents) except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06, (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect, or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.
Section 5.04    Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks as the Administrative Agent may from time to time require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, (x) neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default.
(g)    All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 15 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other material respects to the Collateral Agent. Borrower shall not permit, consent to or seek any amendment or change to any insurance policy that effects a material reduction in amount or a material change in coverage under such policy without first providing the Collateral Agent with at least 15 days prior written notice thereof.
(h)    Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within three Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
(i)    Deliver to the Administrative Agent and the Collateral Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request, but unless a Default or Event of Default has occurred and is then continuing, not more frequently than annually.
Section 5.05    Obligations and Taxes. (a) Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Indebtedness, other obligation, Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested Indebtedness, other obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.
(c)    Timely and correctly file all Tax Returns (other than immaterial Tax Returns, as reasonably determined by the Administrative Agent) required to be filed by it.

(d)    Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
Section 5.06    Employee Benefits. (a) Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Responsible Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.
Section 5.07    Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or a Lender as often as reasonably requested (except that, in the case of representatives designated by a Lender, not more frequently than twice in any fiscal year of Borrower unless a Default or Event of Default has occurred and is then continuing), in each case, to visit and inspect the financial records and the property of such Company at reasonable times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and Advisors thereof in the presence of representatives of such Company (unless such representatives are not then available).
(c)    Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.
Section 5.08    Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only in accordance with the definition of “Standby Letter of Credit” and “Commercial Letter of Credit.”
Section 5.09    Compliance with Environmental Laws; Environmental Reports.

(a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any

Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.
(f)    Do or cause to be done all things necessary to prevent any Release of Hazardous Materials in, on, under, to or from any Real Property owned, leased or operated by any of the Companies or their predecessors in interest except in full compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.
(g)    Undertake all actions, including response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials at, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address any environmental conditions relating to any Company, any Company's business or to any Real Property, owned, leased or operated by any of the Companies or their predecessors in interest pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) to promptly notify the Administrative Agent in writing of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company's business and any Real Property owned, leased or operated by any of the Companies to the extent that any such noncompliance or violation, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any Environmental Claim or liability or potential liability of any Company pursuant to any Environmental Law.
(h)    Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, diligently pursue and use commercially reasonable best efforts to cause any person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner. To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such obligations, the Companies shall promptly undertake all action necessary to achieve full and timely satisfaction of such obligations.
Section 5.10    Health Care Matters. (a) Compliance with Law and Other Obligations. Without limiting or being limited by any other provision of any Loan Document: each Company shall (i) comply in all material respects with all Legal Requirements, including all Health Care Laws; (ii) maintain and comply in all material respects with all Company Health Care Permits, Company Accreditations and Company Reimbursement Approvals; (iii) timely file, or cause to be filed, all Company Regulatory Filings in accordance with all Legal Requirements; (iv) timely pay all amounts, Taxes, fees and assessments, if any, due and payable in connection with Company Regulatory Filings, except where the failure to make such filings or payments on a timely basis, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (v) timely submit and implement all corrective action plans required to be prepared and submitted in response to any Health Care Audits, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(a)    Notices. If any Default has occurred and is then continuing, if requested by the Administrative Agent, furnish to the Administrative Agent, to the maximum extent permitted by applicable Legal Requirements, (i) copies of all Company Regulatory Filings; (ii) copies of all Company Permits, Company Accreditations and Company Reimbursement Approvals, as the same may be renewed or amended; (iii) copies of all Health Care Surveys or Health Care Audits and correspondence related thereto and corrective action plans prepared and submitted in response thereto; and (iv) a report of the status of all recoupments, holdbacks, offsets, vendor holds, denials and appeals of amounts owed pursuant to any Company Reimbursement Approvals, in each case outside the ordinary course of business (and ordinary course of business shall be deemed to exclude recoupments, holdbacks, offsets, denials and vendor holds resulting from, related to or arising out of allegations of fraud or patterns of practices of contracting, billing or claims submission inconsistent with Legal Requirements), all subject to any limitations on disclosure included in applicable law.
Section 5.11    Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) to the extent requested by the Administrative Agent or the Collateral Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.
(e)    With respect to any person that is or becomes (A) a guarantor of (or otherwise provides, direct or indirect, credit support in respect of) the payment and/or performance of all or any portion of the obligations under or in respect of any or all the Senior Note Documents (a “Note Guarantor”) or (B) a Subsidiary of a Loan Party after the Closing Date, (y) on the Closing Date or, as applicable, within 3 Business Days after such person becomes a Note Guarantor or (z) on the Closing Date or, as applicable, within 30 days after such person becomes a Subsidiary, to (i) deliver to the Collateral Agent (or its designated bailee or agent) the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized Responsible Officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized Responsible Officer of such Loan Party and (ii) if subsequent to the Closing

Date, cause such new Subsidiary (A) to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor or, in the case of a Foreign Subsidiary, execute a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent restrictions) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (i) no Foreign Subsidiary shall be required to take the actions specified herein if doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by Borrower and (ii) no Loan Party shall be required to deliver any Equity Interests in any Foreign Subsidiary under clause (i) of the preceding sentence, except for (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing no more than 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary. Any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).
(f)    With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) execute and deliver to the Collateral Agent (or its designated bailee or agent) (i) a counterpart to the Intercompany Note, (ii) a Joinder Agreement (as defined in the Collateral Management Agreement) to the Collateral Management Agreement and (iii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.
(g)    Promptly grant to the Collateral Agent (and in any event within 45 days of the acquisition thereof) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $2,500,000, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. Such Loan Party shall promptly deliver to the Collateral Agent (and in any event within 30 days) a Landlord Access Agreement or Bailee Letter, as applicable, with respect to each leased Real Property constituting a Key Location (unless the applicable Loan Party shall have used all commercially reasonable efforts to obtain, but failed to obtain, such Landlord Access Agreements or Bailee Letter, as applicable). The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or delivery to the Collateral Agent such insurance certificates and other documentation

(including with respect to title and flood insurance), in each case in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, as the Collateral Agent shall reasonably request.
Section 5.12    Security Interests; Further Assurances. (a) Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.
(f)    Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.
(g)    Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.
(h)    If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.
(i)    In furtherance of the foregoing in this Section 5.12 and Section 5.11, to the maximum extent permitted by applicable Legal Requirements, each Loan Party (A) authorizes each of the Collateral Agent and/or the Administrative Agent to execute any such documentation, consents, authorizations, approvals, Orders, applications, certifications, instruments and other documents and papers in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each of the Collateral Agent and/or the Administrative Agent to file any financing statement (and/or equivalent foreign registration) required hereunder or under any other Loan Document, and any continuation statement or amendment (and/or equivalent foreign registration) with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement (and/or equivalent foreign registration), and any continuation statement or amendment with respect thereto (and/or equivalent foreign registration), filed without the signature of such Loan Party prior to the date hereof.
(j)    [Intentionally Omitted].
Section 5.13    Information Regarding Collateral. (a) Not effect any change, (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any (except as may be required by applicable Legal Requirements, in which case, Borrower shall promptly notify the Administrative Agent of such change), or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party shall promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party shall promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.
(c)    Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.
Section 5.14    Maintenance of Corporate Separateness. Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the maintenance of organizational and business records. No Company shall take any action, or conduct its affairs in a manner, that is reasonably likely to result in the organizational existence of such Company, or any other Company, being ignored.
Section 5.15    Borrowing Base Matters. (a) Offices, Records and Books of Account. Keep each of the Loan Party’s principal place of business and chief executive office and the office where it keeps its records concerning the Receivables, Inventory and the Collateral at the address set forth in Section 11.01 or, upon 30 days’ prior notice to the Collateral Manager (with a copy to the Administrative Agent), at any other locations in jurisdictions where all actions reasonably requested by the Collateral Manager or otherwise necessary to protect, perfect and maintain the Collateral Agent’s interest in the Collateral (including the Receivables and Inventory) and all proceeds thereof have been taken and completed. Each of the Loan Parties shall keep its books and accounts in accordance with GAAP and shall not make any notation on its books and records, including any computer files, that is inconsistent with the collateral assignment of the Receivables and Inventory to the Collateral Agent. The Loan Parties shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables, Inventory and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables and Inventory (including, without limitation, records adequate to permit the daily identification of each Receivable and element of Inventory and all Collections of and adjustments to each existing Receivable and element of Inventory) and for providing the Receivable Information.
(o)    Performance and Compliance With Contracts and Credit and Collection Policy. Timely and fully perform and comply, at each of the Loan Party’s expense, with all material provisions, covenants and other promises required to be observed by it under the contracts and other documents related to the Receivables, Inventory and other Collateral, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivables, Inventory and the related contract, and it shall maintain, at its expense, in full operation each of the Lockbox Accounts and Lockboxes. In addition, each of the Loan Parties shall do nothing, nor suffer or permit any other person, to impede or interfere with the collection by the Collateral Agent or the Collateral Manager of the Receivables and Inventory.
(p)    Extension or Amendment of Receivables. Not amend, waive or otherwise permit or agree to any material deviation from the terms or conditions of any Receivable except in accordance with the Credit and Collection Policy.
(q)    Change in Business or Credit and Collection Policy. Not make any change in the Credit and Collection Policy or make any change in the character of its business that, in either event, could reasonably be expected to result in a Material Adverse Effect, and it will not make any other material changes in the Credit and Collection Policy without the prior written consent of the Collateral Manager; provided, however, that if an Event of Default has occurred and is continuing, it will not make any material change in the Credit and Collection Policy.
(r)    Audits and Visits. Each Loan Party will, at any time and from time to time during regular business hours as requested by the Collateral Manager, permit the Collateral Manager, or its agents or representatives, upon reasonable notice and without interfering with the Loan Party’s businesses or operations and subject to compliance with applicable law in the case of review of plan participant/patient/customer information, or its agents or representatives, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Receivables and Inventory including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Receivables and Inventory or its performance hereunder or under the contracts with any of its officers or employees having knowledge of such matters. Each Loan Party shall permit the Collateral Manager to have at least one agent or representative physically present in its administrative office during normal business hours to assist it in performing its obligations under the Collateral Management Agreement, including its obligations with respect to the collection of Receivables and Inventory pursuant to the Collateral Management Agreement. Notwithstanding the foregoing, and provided that no Default or Event of Default shall have occurred and be continuing, all visits and examinations shall be scheduled at times mutually convenient to the Collateral Manager and the applicable Loan Party.
(s)    Change in Payment Instructions. None of the Loan Parties will terminate any Lockbox or any Lockbox Account, or make any change or replacement in the instructions contained in any invoice, Notice to Obligors or otherwise, or regarding payments with respect to Receivables to be made to the Lockboxes or the Lockbox Accounts except upon the prior and express written consent of the Collateral Manager.
(t)    Borrowing Base Additional Information. Each Loan Party will provide or make available to the Collateral Manager (in multiple copies, if requested by the Collateral Manager) (with a copy to the Administrative Agent) the following:
(i)    promptly (and in no event later than five Business Days following actual knowledge or receipt thereof) notice (in reasonable detail), of (x) any Lien asserted or claim made against a Receivable, (y) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the value of a Receivable or Inventory or on the Lien of the Collateral Agent in a Receivable or Inventory, or (z) the results of any material cost report, investigation or similar audit being conducted by any federal, state or county Governmental Entity or its agents or designees;
(ii)    on the 25th of each month, a Borrowing Base Certificate calculated as of the last day of the immediately prior calendar month, based on, with respect to Eligible Inventory, the month-end perpetual Inventory reports; and
(iii)    such other information respecting the Receivables, Inventory or the other Collateral as the Collateral Manager may from time to time reasonably request.
(u)    Notice of Proceedings; Overpayments. Borrower shall promptly notify (in reasonable detail) the Collateral Manager (with a copy to the Administrative Agent) (and modify the next Borrowing Base Certificate to be delivered hereunder) in the event of any action, suit, proceeding, dispute, set-off, deduction, defense or counterclaim involving in excess of $100,000 that is or has been threatened to be asserted by any Obligor with respect to any Receivable or element of Inventory. Each Loan Party shall make any and all payments to the Obligors necessary to prevent the Obligors from offsetting any earlier overpayment to any member of the Companies against any amounts the Obligors owe on any Receivables.
(v)    No “Instruments”. No Loan Party shall take any action which would allow, result in or cause any Receivable to be evidenced by an “instrument” within the meaning of the UCC of the applicable jurisdiction.
(w)    Implementation of New Invoices. Each Loan Party shall take all reasonable steps to ensure that all invoices rendered or dispatched on or after the Closing Date contain only the remittance instructions required under Article II of the Collateral Management Agreement.
Section 5.16    Net Cash Proceeds. Direct payment of, or if such arrangements are not practicable, deposit within two Business Days of receipt thereof, all Net Cash Proceeds solely into the Collection Account.
Section 5.17    Maintenance of Ratings. Cause the Loans and Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc.
Section 5.18    Designation as Senior Debt.  Designate all Obligations as “Senior Indebtedness” (or equivalent term) under, and defined in, all Senior Notes and in any other public senior indebtedness and all supplemental indentures thereto.
Section 5.19    ABDC Intercreditor Agreement. By no later than earlier to occur of (i) the date of the renewal or extension of the existing agreement with ABDC, and (ii) August 31, 2012, enter into an extension, amendment or new ABDC Intercreditor Agreement that is identical in form and substance to the ABDC Intercreditor Agreement in effect as of the Restatement Date; provided, that in connection therewith, Borrower agrees (i) to discuss with Administrative Agent no later than June 30, 2012 the amendments and modifications to the ABDC Intercreditor Agreement proposed by the Administrative Agent, and (ii) to include Administrative Agent in discussions with ABDC and use all commercial efforts to obtain such amendments and modifications thereunder.
Section 5.20    Post-Restatement Date Deliveries. Execute and deliver the documents and complete the tasks set forth on Schedule 5.20 in each case within the time limits specified therein.

ARTICLE VI
NEGATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Lender and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:
Section 6.01    Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
(v)    Indebtedness incurred under this Agreement and the other Loan Documents;
(w)    Indebtedness outstanding on the Restatement Date and listed on Schedule 6.01(b);
(x)    Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
(y)    Indebtedness resulting from Investments, including loans or advances permitted by Section 6.04;
(z)    Indebtedness of Borrower and its Subsidiaries in respect of (i) Capital Lease Obligations under the Cisco Capital Lease and (ii) Purchase Money Obligations and Capital Lease Obligations (excluding the Cisco Capital Lease) in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(aa)    Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $1,000,000 at any time outstanding;
(bb)    Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01 (other than under Section 6.01(n));
(cc)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(dd)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(ee)    (x) Indebtedness of all Companies in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, and (y) Subordinated Indebtedness of the Companies in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided, that (1) the documentation with respect to any Indebtedness incurred following the Restatement Date shall provide that the stated maturity date and all mandatory prepayments thereunder not occur prior to the Stated Maturity Date, and (2) prior any incurrence of Indebtedness in excess of $4,000,000, Borrower shall certify to the Administrative Agent it is in compliance with the Pro Forma Condition.
(ff)    Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (b), (c) and (e); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the Administrative Agent, the Collateral Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced and (D) no Default or Event of Default has occurred or is continuing or would result therefrom;
(gg)    unsecured Indebtedness under the Senior Note Documents (including any notes and guarantees issued in exchange therefor in accordance with the registration rights agreement entered into in connection with the issuance of the Senior Notes and Senior Note Guarantees) in an aggregate principal amount not to exceed $225,000,000 at any time outstanding);
(hh)    unsecured Indebtedness arising from agreements of Borrower or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition, any Debt Issuance or Asset Sale otherwise permitted under this Agreement; and
(ii)    Indebtedness of Borrower or a Subsidiary in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by Borrower or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Borrower or one of its Subsidiaries; provided further that the aggregate amount of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (n) does not exceed 10,000,000 at any time outstanding; provided, further, that (1) the documentation with respect to any Indebtedness incurred following the Restatement Date shall provide that the stated maturity date and all mandatory prepayments thereunder not occur prior to the Stated Maturity Date, and (2) prior any incurrence of Indebtedness in excess of $1,000,000, Borrower shall certify to the Administrative Agent it is in compliance with the Pro Forma Condition.
Section 6.02    Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
(i)    inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(j)    Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(k)    any Lien in existence on the Restatement Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by clause (A) of the proviso to Section 6.01(k), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Restatement Date and (ii) does not encumber any property other than the property subject thereto on the Restatement Date (any such Lien, a “Pre-Restatement Lien”);
(l)    easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
(m)    Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;
(n)    Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;
(o)    Leases of the properties of any Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the ordinary course of such Company’s business so long as such Leases and rights do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(p)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
(q)    Liens securing Indebtedness incurred pursuant to Section 6.01(e), provided that (i) any such Liens attach only to the property (including proceeds thereof) being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company;
(r)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(s)    Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than proceeds thereof and improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation; (iv) no such Liens shall cover Accounts or Inventory of any kind or other Collateral of any Loan Party to the extent of the Lien existing prior to the effective date of such merger, acquisition or consolidation, except to the extent the subject of an intercreditor agreement acceptable to the Administrative Agent;
(t)    Liens granted pursuant to the Security Documents to secure the Obligations;
(u)    licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
(v)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(w)    Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC covering only the items being collected upon;
(x)    Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is evidenced by the Intercompany Note; and
(y)    the ABDC Lien (only to the extent subject to the ABDC Intercreditor Agreement) and (y) a Lien of a supplier to Borrower or a Subsidiary on Inventory (to the extent supplied by such supplier) and related Accounts and the products and proceeds thereof, only to the extent that such supplier has entered into an intercreditor agreement with the Collateral Agent (for the benefit of the Secured Parties) and the

Loan Parties in the form of the Supplier Intercreditor Agreement (with such amendments, supplements and/or modifications thereto as may be reasonably acceptable to the Administrative Agent).
Section 6.03    Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”).
Section 6.04    Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
(e)    [Intentionally Omitted];
(f)    Investments outstanding on the Restatement Date and identified on Schedule 6.04(b);
(g)    the Companies may (i) acquire, hold and dispose of accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
(h)    Hedging Obligations permitted pursuant to Section 6.01(c);
(i)    loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes, in aggregate amount not to exceed $1,000,000 at any time outstanding; provided that no loans in violation of the Sarbanes-Oxley Act (including Section 402 thereof) shall be permitted hereunder;
(j)    Investments (i) by Borrower in any Subsidiary Guarantor, including any entity that becomes a Subsidiary Guarantor in a Permitted Acquisition, (ii) by any Company in Borrower or any Subsidiary Guarantor and (iii) by a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note;
(k)    Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(l)    mergers, consolidations and other transactions in compliance with Section 6.05;
(m)    Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(n)    Acquisitions of property in compliance with Section 6.07;
(o)    Dividends in compliance with Section 6.08;
(p)    [Intentionally Omitted];
(q)    Guarantees by Borrower or any Subsidiary of Indebtedness of Borrower or a Subsidiary of Indebtedness otherwise permitted under Section 6.01 (other than under Section 6.01(n)); and
(r)    Investments made by Borrower or any Subsidiary in any Permitted Joint Venture on or after the date hereof in an aggregate amount not to exceed $5,000,000 (for each such Investment and related series of Investments) and $15,000,000 in the aggregate; provided, that (x) if permitted under the documents related to such Permitted Joint Venture, the equity held by any Company, or (y) if not permitted, all proceeds and distributions payable to Borrower or any Subsidiary with respect to such Permitted Joint Venture, in either case, shall be pledged to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent.
Section 6.05    Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
(e)    [Intentionally Omitted];
(f)    dispositions of property in compliance with Section 6.06;
(g)    any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Sections 5.11 and 5.12, as applicable;
(h)    any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect; and
(i)    [Intentionally Omitted].
To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.
Section 6.06    Asset Sales. Effect any disposition of any property, or agree to effect any of the foregoing, except that the following shall be permitted:

(d)    dispositions of worn out, obsolete or surplus property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower or such Subsidiary, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
(e)    other dispositions of property; provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $2,000,000 in any four consecutive fiscal quarters of Borrower, but, in any event, shall not exceed $500,000 with respect to any single disposition of property, (ii) such dispositions of property are made for Fair Market Value, and (iii) at least 80% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents (and for purposes of making the foregoing determination, each of the following shall be deemed “cash”: (1) any liabilities, as shown on the then most recent balance sheet of Borrower or any Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Obligations or impaired liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Borrower and Subsidiaries from all liability thereunder or with respect thereto; and (2) any securities, notes or other obligations received by Borrower or such Subsidiary from the transferee that are converted to cash within thirty (30) days after receipt, to the extent of the cash received in that conversion);
(f)    leases, subleases, licenses or sublicenses of real or personal property (including intellectual property or other general intangibles) to third parties in the ordinary course of business and in accordance with the applicable Security Documents;
(g)    [Intentionally Omitted];
(h)    Permitted Liens in compliance with Section 6.02;
(i)    Investments in compliance with Section 6.04;
(j)    dispositions related to mergers, consolidations and other transactions in compliance with Section 6.05;
(k)    Dividends in compliance with Section 6.08;
(l)    sales of inventory or rental equipment fixed assets in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business; and
(m)    any disposition of property that constitutes a Casualty Event.
To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.
Section 6.07    Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) (i) all or any substantial part of the property (whether tangible or intangible) of any person

(ii) any business unit or division of any person or (iii) in excess of 50% of the Equity Interests of such person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
(b)    Investments in compliance with Section 6.04;
(c)    Capital Expenditures by Borrower and the Subsidiaries shall be permitted;
(d)    purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;
(e)    leases or licenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;
(f)    the Acquisition as contemplated by the Acquisition Documents;
(g)    Permitted Acquisitions;
(h)    mergers, consolidations and other transactions in compliance with Section 6.05; and
(i)    Dividends in compliance with Section 6.08;
provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.
Section 6.08    Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except for the following:
(i)    Dividends by any Company that is a Subsidiary of Borrower to Borrower or any Subsidiary Guarantor;
(j)    Dividends made solely in Equity Interests (other than Disqualified Capital Stock); provided, that no Default or Event of Default has occurred and is continuing prior to, or will occur immediately after, such Dividend;
(k)    Dividends to the extent constituting the non-cash repurchase of Equity Interests of Borrower deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those securities, in each case, pursuant to Borrower’s equity-based compensation or equity-based incentive plan; and
(l)    Dividends made in cash in lieu of the issuance of fractional share in connection with the exercise of warrants, options or other securities convertible into, or exchangeable for, Equity Interests of Borrower, in each case, pursuant to Borrower’s equity-based compensation or equity-based incentive plan not to exceed $100,000 in the aggregate for any twelve-month period.
Section 6.09    Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
(b)    Dividends permitted by Section 6.08;
(c)    Investments, including loans and advances, permitted by Sections 6.04(e) and (f);
(d)    reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company, including the employment agreements listed on Schedule 6.09(c) and the payment of salaries and other compensation thereunder;
(e)    [Intentionally Omitted];
(f)    transactions between or among Borrower and its Subsidiaries to the extent permitted by Sections 6.01(b) and (g), Section 6.05 (other than pursuant to paragraph (b) thereof) and Section 6.06(g); and
(g)    any other agreement or arrangement as in effect on the date of this Agreement and described on Schedule 3.09(i), and any amendment or modification thereto, and the performance of obligations thereunder, so long as such amendment or modification is not more disadvantageous to, or otherwise adverse to the interests of, the Administrative Agent and the Lenders than those in effect on the date of this Agreement.
Section 6.10    Financial Covenants.
(h)    Minimum Liquidity. Permit at any time the aggregate amount of Unrestricted Domestic Cash and Cash Equivalents and the undrawn and available portion of the Revolving Commitments to equal less than $20,000,000.
(i)    Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period ending on the date set forth in the table below, to be less than 1.20 to 1.0.
(j)    Accounts Receivable Turnover. Permit Accounts Receivable Turnover, calculated as of the end of each Test Period, to exceed 75 days.
Section 6.11    Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. Directly or indirectly:
(k)    make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change of control or similar event of, any Senior Notes or Subordinated Indebtedness; provided that, so long as no Default or Event of Default has occurred and is then continuing or would result therefrom, Exchange Senior Notes may be issued to the extent contemplated by the definition of Senior Notes and to the extent consistent with the definition of Exchange Senior Notes;

(l)    amend, modify, supplement or waive, or permit the amendment, modification supplement or waiver of, any provision of any Transaction Document in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender; or
(m)    terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.
Section 6.12    Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:
(d)    applicable mandatory Legal Requirements;
(e)    (x) this Agreement and the other Loan Documents and (y) the Senior Note Documents;
(f)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;
(g)    customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;
(h)    customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale is permitted hereunder;
(i)    any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; or
(j)    any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (f) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
Section 6.13    Limitation on Issuance of Capital Stock. (a) With respect to Borrower, issue any Equity Interest that is Disqualified Capital Stock.
(e)    With respect to any Subsidiary of Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of any Subsidiaries or Borrower in any class of the Equity Interests of such Subsidiary; and (ii) Subsidiaries of Borrower formed or acquired after the Restatement Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Section 5.11 and 5.12 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.
Section 6.14    Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f), or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition or another Investment permitted hereunder, so long as, in each case, Section 5.11 shall be complied with.
Section 6.15    Business. Engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Restatement Date (or which are ancillary thereto, reasonably related thereto or are reasonable extensions thereof or complementary thereto).
Section 6.16    Limitation on Accounting Changes. Make or permit, any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.
Section 6.17    Fiscal Periods. Change its fiscal year-end and fiscal quarter-ends to dates other than December 31 and March 31, June 30 and September 30, respectively.
Section 6.18    No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if a Lien is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents and the Senior Note Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; and (3) any prohibition or limitation that (a) exists pursuant to applicable Legal Requirements, or (b) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale or other disposition; provided that (i) such restrictions apply only to such property, and (ii) such sale or other disposition is permitted hereunder, or (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.
Section 6.19    Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.23, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.19).

(a)    Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.
Section 6.20    Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders and the Issuing Lender would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.
Section 6.21    Health Care Matters. Without limiting or being limited by any other provision of any Loan Document, no Company shall (i) fail to maintain in effect all Company Health Care Permits, Company Accreditations and Company Reimbursement Approvals, to the extent such failure would result in a Material Adverse Effect, or (ii) engage in any activity that constitutes or, with the giving of notice, the passage of time, or both, would (a) result in a violation of any Company Health Care Permit, Company Accreditation or Company Reimbursement Approval or any Health Care Laws, unless such activity could not reasonably be expected to result in a Material Adverse Effect, or (b) cause any Company not to be in substantial compliance with any Health Care Laws.
ARTICLE VII
GUARANTEE
Section 7.01    The Guarantee. The Subsidiary Guarantors hereby, jointly and severally, guarantee, and hereby confirms, ratifies and restates on the Restatement Date their joint and several guarantee, as primary obligors and not as a sureties to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02    Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect (including in each case, without limitation, the amendment and restatement of this Agreement as of the Restatement Date) or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(iv)    any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents.
The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Subsidiary Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations (including, without limitation, the amendment and restatement of this Agreement as of the Restatement Date) and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 7.03    Reinstatement. The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
Section 7.04    Subrogation; Subordination. Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.
Section 7.05    Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower (but not such Subsidiary Guarantor) and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.
Section 7.06    Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 7.07    Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.
Section 7.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 7.09    [Intentionally Omitted].
Section 7.10    Right of Contribution. (a) The Loan Parties hereby agree as among themselves that, if any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from each other Loan Party in an amount equal to such other Loan Party’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Loan Party under this Section 7.10 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full in cash and all Commitments have terminated or expired, and none of the Loan Parties shall exercise any right or remedy under this Section 7.10 against any other Loan Party until such time as all Obligations have been performed and paid in full in cash and all Commitments have been terminated. For purposes of this Section 7.10, (a) “Excess Payment” shall mean the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Loan Party in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of its assets and other properties of all Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of all Loan Parties) of the Loan Parties; and (c) “Contribution Share” shall mean, for any Loan Party in respect of any Excess Payment made by any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment. Nothing in this Section 7.10 shall require any Loan Party to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Loan Party that has made the Excess Payment. Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, no Contribution Amount of any Loan Party shall be greater than the maximum amount of the claim which could then be recovered from such Loan Party under this Section 7.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(n)    This Section 7.10 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 7.10 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts and perform any obligations as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document. Nothing contained in this Section 7.10 shall limit the liability of Borrower to pay the Loans and other Credit Extensions made to Borrower and accrued interest, Fees and expenses with respect thereto for which Borrower shall be primarily liable.
(o)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(p)    The rights of any indemnified Loan Party against the other Loan Parties under this Section 7.10 shall be exercisable upon, but shall not be exercisable prior to, the full and indefeasible payment of the Obligations and termination or expiration of the Commitments under the Loan Documents.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01    Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):
(j)    default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;
(k)    default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three Business Days or a Borrowing Base Deficiency shall have occurred and be continuing for a period equal to or exceeding five Business Days;
(l)    any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(m)    default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01(a), 5.01(b), 5.02 (other than clause (a) thereof), 5.03(a), 5.08, 5.11 or 5.16 or in Article VI;
(n)    default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days (or (A) five days in the case of the Fee Letter or (B) ten days in the case of any covenant, condition or agreement contained in Section 5.01 (other than clause (a) or clause (b) thereof)) or Section 5.04 after the occurrence thereof;
(o)    any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) individually exceeds $2,500,000 at any one time (provided that, in the case of Hedging Obligations, the notional amount thereof shall be counted for this purpose);
(p)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;
(q)    any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except as permitted in Section 6.06, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;
(r)    one or more Orders for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage in writing) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;
(s)    one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $2,500,000 or the imposition of a Lien on any properties of a Company;
(t)    any security interest and Lien in any material portion of the Collateral purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority (except as otherwise provided in this Agreement or any Security Document) security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it will not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have or shall cease to have a valid, enforceable and perfected first priority Lien on any Collateral purported to be covered by the Security Documents, individually or in the aggregate, having a Fair Market Value of less than $2,500,000;

(u)    any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate or deny any portion of its liability or obligation for the Obligations;
(v)    there shall have occurred a Change of Control;
(w)    there shall have occurred the termination of, or the receipt by any Company of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more Material Agreements, Company Health Care Permits, Company Accreditations or Company Reimbursement Approvals of any Company, except for terminations that could not be expected to have a Material Adverse Effect; or
(x)    [Intentionally Omitted];
(y)    any Company or any of their directors or officers is criminally convicted under any law or Legal Requirement that could lead to a forfeiture of any Collateral or exclusion from participation in any federal or state health care program, including Medicare or Medicaid, and could reasonably be expected to result in a Material Adverse Effect then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event (which shall occur for all purposes hereunder, including without limitation, with respect to Section 6.10, as of the date of occurrence or breach and not the date of reporting thereof), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding. No remedy and no waiver, modification or amendment of an Event of Default shall be effective unless in writing and otherwise in conformance with the requirements of Section 11.02.
Section 8.02    Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Lender and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
ARTICLE IX
COLLECTION ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS
Section 9.01    Collection Account. (a) Each Loan Party shall deposit into the Collection Account from time to time all Collections and any cash that such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.
(s)    The balance from time to time in the Collection Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, all funds in the Collection Account shall be applied as set forth in the Collateral Management Agreement At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collection Account to the payment of the Obligations in the manner specified in Section 9.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.18(j). The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collection Account except to the extent specifically provided herein or the Collateral Management Agreement.
(t)    Amounts deposited into the Collection Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “LC Sub-Account” (the “LC Sub-Account”) and, subject to Section 2.18(j), all amounts held in the LC Sub-Account shall constitute collateral security to be applied in accordance with Section 2.18(j). So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within two Business Days of receiving a request of the applicable Loan Party for release of cash proceeds with respect to the LC Sub-Account, remit such cash proceeds on deposit in the LC Sub-Account to or upon the order of such Loan Party (x) at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full or (y) otherwise in accordance with Section 2.18(j).
Section 9.02    Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held or received by the Collateral Agent pursuant to this Agreement, the Collateral Management Agreement or any other Loan Document, promptly by the Collateral Agent as follows:
(j)    First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(k)    Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(l)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and Hedging Obligations) in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
(m)    Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations then due and payable (including any Borrowing Base Deficiency and Reimbursement Obligations) and (ii) to Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each LC Disbursement), as cash collateral in an amount up to 105% of the LC Exposure (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any LC Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied beginning with the First tier hereof);
(n)    Fifth, to Hedging Obligations to the extent secured by Liens on the Collateral and constituting Obligations of the type described in clause (c) of the definition of Obligations; and
(o)    Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 9.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE X
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
Section 10.01    Appointment. (a) Each Lender and the Issuing Lender hereby irrevocably designates and appoints Healthcare Finance Group, LLC as the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Issuing Lender, and no Loan Party shall have rights as a third party beneficiary of any such provisions.
(p)    Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets which, in accordance with the UCC or any other applicable Legal

Requirement, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
Section 10.02    Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Lender.
Section 10.03    Exculpatory Provisions. No Agent, Issuing Lender or Underlying Issuer shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent, Issuing Lender or Underlying Issuer shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent, Issuing Lender or Underlying Issuer shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent, Issuing Lender or Underlying Issuer is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent, Issuing Lender or Underlying Issuer shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent, Issuing Lender or Underlying Issuer to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent, Issuing Lender or Underlying Issuer shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the person serving as such Agent, Issuing Lender, Underlying Issuer or any of their Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as found by a final and nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower, a Lender, or the Issuing Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
Section 10.04    Reliance by Agent. Each Agent, Issuing Lender or Underlying Issuer shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent, Issuing Lender or Underlying Issuer also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent, Issuing Lender or Underlying Issuer may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.
Section 10.05    Delegation of Duties. Each Agent or Issuing Lender may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent or Issuing Lender. Each Agent or Issuing Lender and any of their respective sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent or Issuing Lender and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent or Issuing Lender.
Section 10.06    Successor Agent. Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders, the Issuing Lender and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.
Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07    Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Section 10.08    Name Agents. Borrower hereby consents and acknowledges that the Administrative Agent may designate one or more Lenders from time to time as a “Documentation Agent” hereunder. Any Documentation Agent shall hold its title in name only, and that its title confers no additional rights or obligations relative to those conferred on any Lender or the Issuing Lender hereunder.
Section 10.09    Indemnification. The Lenders severally agree to indemnify each Agent, Issuing Lender or Underlying Issuer in each of their capacity as such and each of their Related Persons (to the extent not reimbursed by Borrower or the Subsidiary Guarantors and without limiting the obligation of Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans, LC Commitments and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments and LC Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans, LC Commitments and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent, Issuing Lender, Underlying Issuer or Related Person in any way relating to or arising out of, the Commitments, the LC Commitment, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions, the Restatement Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Lender, Underlying Issuer or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT, ISSUING LENDER, UNDERLYING ISSUER OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely from such Agent’s, Issuing Lender's, Underlying Issuer's or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.
ARTICLE XI
MISCELLANEOUS

Section 11.01    Notices.
(n)    Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:
if to any Loan Party, to Borrower at:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Chief Executive Officer
Facsimile No.: (914) 460-1660
and to:

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates II. Esq.
Facsimile No.: (212) 556-2222
if to the Swingline Lender, Administrative Agent, the Collateral Agent, Collateral Manager, at:

Healthcare Finance Group, LLC
199 Water Street, 31st Floor
New York, New York 10038
Attention: Chief Credit Officer and
     National Portfolio Manager
Facsimile: (212) 785-8501
and to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Terry D. Novetsky, Esq.
Facsimile No.: (212) 836-6490
if to a Lender, to it at its address (or telecopy number) set forth on Annex II or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.
Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).
(o)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent (in a manner set forth in Section 11.01(a)) that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(p)    Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(q)    Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender, the Issuing Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.
To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.
Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Lender by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.
Section 11.02    Waivers; Amendment. (a) No failure or delay by any Agent, the Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document (other than any Hedging Agreement) or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
(j)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender;
(ii)    reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii)    postpone or extend the maturity of any Loan, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;
(iv)    change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender
(v)    change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;
(vi)    change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);
(vii)    release all or substantially all of the Subsidiary Guarantors from their Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;
(viii)    except as otherwise permitted in any Security Document or by Section 6.06, release all or substantially all the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;
(ix)    change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;
(x)    change any provisions in Section 2.14(b), (c) or 2.17 without the written consent of the Swingline Lender or change any provisions in Section 2.18 without the written consent of the Issuing Lender;
(xi)    change the Collateral Management Agreement, without the consent of the Collateral Manager; or
(xii)    (A) increase (i) the percentage utilized in the calculation under clause (i) of the defined term “Borrowing Base” with respect to Eligible Receivables above 85%, or (ii) the percentage utilized in the calculation under clause (ii) of the defined term “Borrowing Base” with respect to the OLV of Eligible Inventory above 50%, (B) use any valuation method other than OLV to determine the value of Eligible Inventory, or (C) either (i) include in the Borrowing Base any assets other than Eligible Receivables and Eligible Inventory, or (ii) modify the Eligibility Criteria to qualify a category of Receivables or Inventory as eligible that previously was categorized as ineligible, in each case, without written consent of Lenders having Loans, LC Exposure and unused Revolving Commitments representing more than 75% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments at such time;
provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Collateral Manager, the Issuing Lender or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Manager, the Issuing Lender or the Swingline Lender, as the case may be, (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the Revolving Lenders under this Section 11.02, and (3) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facilities provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Lender and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.
Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.
Section 11.03    Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:
(i)    all reasonable costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Collateral Manager, the Swingline Lender and the Issuing Lender, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Collateral Manager, the Swingline Lender and the Issuing Lender, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments (including with respect to the establishment and maintenance of a Platform), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);
(ii)    all costs and expenses incurred by the Administrative Agent, the Collateral Manager and the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent, the Collateral Manager, and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent, the Collateral Manager, or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent, the Collateral Manager, or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);
(iii)    all costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Collateral Manager, any other Agent, the Swingline Lender, the Issuing Lender or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and
(iv)    all Other Taxes in respect of the Loan Documents.
(m)    The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Lender and the Swingline Lender, each Affiliate of any of the foregoing persons and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering Real Property, (viii) the consummation of the Transactions, the Restatement Transactions and the other transactions contemplated hereby or (ix) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted directly from the gross negligence or willful misconduct of such Indemnitee.

(n)    The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all affected Indemnitees and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitees.
(o)    The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the Restatement Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Lender or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(p)    To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section 11.03 in accordance with paragraph (g) of this Section 11.03, each Lender severally agrees to pay to the Agents, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Lender or the Swingline Lender in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding and unused Commitments at the time.
(q)    To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, the Restatement Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.
(r)    All amounts due under this Section 11.03 shall be payable not later than 10 days after demand therefor.
Section 11.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender, and each Lender which consent may be withheld in their sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person

(other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants to the extent expressly provided in paragraph (e) of this Section 11,04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.
(h)    Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person, or any Person (or any Affiliate of a Person) who is a direct or indirect holder of 5% or more of the Equity Interests of Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
(xiii)    except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the Commitment and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000;
(xiv)    each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;
(xv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion); provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment settled through the Administrative Agent;
(xvi)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(xvii)    in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), the Issuing Lender and the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);
(xviii)     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and
(xix)    in the case of an assignment of all or a portion of a Revolving Commitment, a Revolving Loan or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) any assignment made in connection with the syndication of the Commitment and Loans by the Arranger), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned).
Notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Lender and the Swingline Lender required under this paragraph (b) may be withheld by such person in its sole discretion. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12 or2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 11.03).
(i)    The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Lender, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
(j)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall reasonably promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.
(k)    Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Lender, or the Swingline Lender or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Subject to paragraph (f) of this Section 11.04, each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except as required by applicable Legal Requirements.
(l)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.
(m)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Lender, the Swingline Lender, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
(n)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
(o)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.05    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article X and Sections 2.12 to2.15,10.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the Restatement Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 11.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 11.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
(x)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(y)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(z)    Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
Section 11.10    Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions, the Restatement Transactions or the other transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.
Section 11.11    Headings; No Adverse Interpretation of Other Agreements. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person. Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.
Section 11.12    Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(g), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. In addition, the Agents, the Issuing Lender and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Lender and the Lenders. For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing

Lender or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person accords to its own confidential information.
Section 11.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 11.14    Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.
Section 11.15    Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
(c)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
(d)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
(e)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
(f)    any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(g)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
(h)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
Section 11.16    Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(g)    Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
Section 11.17    Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.
Section 11.18    Judgment Currency. The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(a)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(b)    For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.
Section 11.19    Assumption of Obligations under Loan Documents. Concurrently with the consummation of the Acquisition, each the Target and of its Subsidiaries agrees that they are bound as Subsidiary Guarantors under this Agreement and the other Loan Documents, and, in the case of the Security Documents, as Pledgors, in each case, by all of the terms, covenants and conditions set forth in this Agreement and the other Loan Documents to the same extent as if the Target and such Subsidiary Guarantors had been Subsidiary Guarantors immediately prior to the consummation of the Acquisition.
Section 11.20    Assumption of Obligations under Commitment Letter and Fee Letter. Each Loan Party hereby irrevocably agrees that it is jointly and severally liable with Borrower and each other Loan Party for any and all liabilities and obligations of Borrower relating to or arising out of any of its respective duties, responsibilities and obligations under the Commitment Letter and the Fee Letter.

Section 11.21    Conversion of Term Loans on the Restatement Date. Effective as the Restatement Date, each of the parties hereto acknowledges and agrees that (i) all Term Loans outstanding (and excluding those Term Loans paid in full immediately prior to the Restatement Date pursuant to Section 2.10 of the Existing Credit Agreement) shall hereby be converted into and be deemed for all purposes of this Agreement to constitute Revolving Loans, and (ii) the Revolving Commitments relating to such converted Revolving Loans will be reflected in the revised Annex II attached hereto.
Section 11.22    Amendment And Restatement.
(a)    On the Restatement Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. Borrower and each Subsidiary Guarantor hereby confirm and agree that all Obligations outstanding under the Existing Credit Agreement immediately prior to the amendment and restatement thereof as contemplated hereby (such Obligations, the “Existing Credit Agreement Obligations”) shall, unless and until paid (including those repayments as of the date hereof), continue to remain outstanding under this Agreement and shall not constitute new Obligations incurred by Borrower on or after the Restatement Date. Borrower and each Subsidiary Guarantor hereby confirm that all Existing Credit Agreement Obligations are due and owing without offset, defense, counterclaim or recoupment of any kind or nature. The parties hereto acknowledge and agree that this Agreement and the other Restatement Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the Existing Credit Agreement Obligations.
(b)    On the Amendment Date, the First A&R Credit Agreement shall be amended, restated and superseded in its entirety. Borrower and each Subsidiary Guarantor hereby confirm and agree that all Obligations outstanding under the First A&R Credit Agreement immediately prior to the amendment and restatement thereof as contemplated hereby (such Obligations, the “Existing A&R Credit Agreement Obligations”) shall continue to remain outstanding under this Agreement and shall not constitute new Obligations incurred by Borrower on or after the Amendment Date. Borrower and each Subsidiary Guarantor hereby confirm that all Existing A&R Credit Agreement Obligations are due and owing without offset, defense, counterclaim or recoupment of any kind or nature. The parties hereto acknowledge and agree that this Agreement and the other documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the Existing A&R Credit Agreement Obligations

IN WITNESS WHEREOF, the Loan Parties have caused this Second Amended and Restated Credit Agreement to be duly executed by their respective Responsible Officers and the other parties hereby by their authorized signatories as of the day and year first above written.

(Signature Pages Follow)

BIOSCRIP, INC., as Borrower

By:	/s/ Barry A. Posner

Name:

Title:

EACH SUBSIDIARY GUARANTOR SET
FORTH ON ANNEX A

By:	/s/ Barry A. Posner

Name:

Title:

Second Amended and Restated Credit Agreement

HEALTHCARE FINANCE GROUP, LLC,
as Sole Lead Arranger, Administrative Agent, Collateral Agent and Collateral Manager

By:	/s/ Daniel Chapa Name: Daniel Chapa Title: President

Second Amended and Restated Credit Agreement

HFG HEALTHCO-4 LLC, as a Lender
    By: Master Healthco, LLC, its member

By:	/s/ Daniel Chapa Name: Daniel Chapa Title: President

HFG HEALTHCO-4 LLC, as Swingline Lender
By: Master Healthco, LLC, its member

By:	/s/ Daniel Chapa Name: Daniel Chapa Title: President

Second Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender, Documentation Agent and as Issuing Bank

By:	/s/ Peter Possemato Name: Peter Possemato Title: Vice President

Second Amended and Restated Credit Agreement

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ David Kantes Name: David Kantes Title: Senior Vice President and Chief Risk Officer

By:	/s/ Matthias Grossman Name: Matthias Grossmann Title: Sr. VP & CFO

Second Amended and Restated Credit Agreement

Annex A

Subsidiary Guarantors

BioScrip Infusion Services, Inc.
Chronimed, LLC
BioScrip Pharmacy, Inc.
Bradhurst Specialty Pharmacy, Inc.
BioScrip Pharmacy (NY), Inc.
BioScrip PBM Services, LLC
Natural Living, Inc.
BioScrip Infusion Services, LLC
BioScrip Nursing Services, LLC
BioScrip Infusion Management, LLC
BioScrip Pharmacy Services, Inc.
CHS Holdings, Inc.
Critical Homecare Solutions, Inc.
Applied Health Care, LLC
Cedar Creek Home Health Care Agency, Inc.
Deaconess Enterprises, LLC
Deaconess HomeCare, LLC
East Goshen Pharmacy, Inc.
Elk Valley Health Services, Inc.
Elk Valley Home Health Care Agency, Inc.
Elk Valley Professional Affiliates, Inc.
Gericare, Inc.
Infusion Partners, LLC
Infusion Partners of Brunswick, LLC
Infusion Partners of Melbourne, LLC
Infusion Solutions, Inc.
Knoxville Home Therapies, LLC
National Health Infusion, Inc.
New England Home Therapies, Inc.
Option Health, Ltd.
Professional Home Care Services, Inc.
Regional Ambulatory Diagnostics, Inc.
Scott-Wilson, Inc.
South Mississippi Home Health, Inc.
South Mississippi Home Health, Inc. – Region I
South Mississippi Home Health, Inc. – Region II
South Mississippi Home Health, Inc. – Region III
Specialty Pharma, Inc.
Wilcox Medical, Inc.

Second Amended and Restated Credit Agreement

Annex I
[Intentionally Omitted]

Annex I-1

Annex II
Revolving Commitments

Lender	Address for Notices	Amount of Revolving Commitment
HFG Healthco-4, LLC	199 Water Street New York, NY 10036	$75,000,000
Wells Fargo Capital Finance, LLC	2450 Colorado Avenue, Suite 3000W Santa Monica, CA 90404	$50,000,000
Siemens Financial Services, Inc.	170 Wood Avenue South Iselin, NJ 08830	$25,000,000

Annex II-1

Annex III
NET VALUE FACTORS

1.	Rebate Receivables: Initially 99%

2.	Receivables that are not Rebate Receivables:

PBM Services	Mail Order	New Jersey	Roslyn	Comm Pharm	Bronx	SF Mail	Burbank	BioScrip Consolidated
95%	95%	95%	90%	92%	92%	95%	95%	94%

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Annex IV
ELIGIBILITY CRITERIA
PART I – ELIGIBLE RECEIVABLES
The following shall constitute the eligibility criteria for acceptance of Receivables and Inventory for inclusion in the Borrowing Base (capitalized terms not otherwise defined in the Credit Agreement and used in this Annex IV shall have the meaning provided in the Collateral Management Agreement and, if not defined therein, in the Security Agreement):
(c)    The information provided by the Loan Parties with respect to each such Receivable is complete and correct and all documents, attestations and agreements relating thereto that have been delivered to the Collateral Manager are true and correct, and, other than with respect to Unbilled Receivables, the applicable Loan Party has billed the applicable Obligor and has delivered to such Obligor all requested supporting claim documents with respect to such Receivable and no amounts with respect to such Receivable have been paid as of the date and time of the inclusion of such Receivable in the Borrowing Base. All information set forth in the bill and supporting claim documents with respect to such Receivable is true, complete and correct; if additional information is requested by the Obligor, each Loan Party (or the applicable member thereof) has or will promptly provide the same, and if any error has been made with respect to such information, each Loan Party will promptly correct the same and, if necessary, rebill such Receivable.
(d)    Each such Receivable (i) is payable, in an amount not less than its Expected Net Value, by the Obligor identified by the applicable Loan Party as being obligated to do so, (ii) is based on an actual and bona fide rendition of services to the Obligor or sale of goods to an Obligor or a plan participant of the Obligor in the ordinary course of business, (iii) is denominated and payable only in U.S. dollars in the United States, and (iv) is an account receivable or general intangible within the meaning of the UCC of the state in which the applicable Loan Party has its principal place of business, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by the Loan Parties as the payor primarily liable on such Receivable.
(e)    Each such Receivable (i) is not the subject of any action, suit, proceeding or dispute (pending or threatened), setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor (except for statutory rights of Governmental Entities that are not pending or threatened), (ii) is not past, or within 60 days of, the statutory limit for the invoice delivery date applicable to the Obligor or is not aged more than 180 days from its Last Service Date, (iii) in the case of a Receivable that is not a Rebate Receivable, was not billed to the Obligor on a date more than 30 days after the Last Service Date, and (iv) in the case of a Rebate Receivable, was not billed to the Obligor on a date more than 60 days after the end of the fiscal quarter in which such Rebate Receivable became due and payable.
(f)    Each such Receivable is not due from any Governmental Authority other than Medicare, Medicaid, TRICARE/CHAMPUS, Ryan White programs, 340B drug pricing programs, the State Children’s Health Insurance Program (Title XXI of the Social Security Act) or any similar state or federally funded program.
(g)    No Loan Party has any guaranty of, letter of credit providing credit support for, or collateral security for, such Receivable, other than any such guaranty, letter of credit or collateral security

Annex IV-1

as has been assigned to the Collateral Agent (for the benefit of the Secured Parties), and any such guaranty, letter of credit or collateral security is not subject to any Lien in favor of any other Person.
(h)    The Obligor with respect to each such Receivable is (i) not currently the subject of any bankruptcy, insolvency or receivership proceeding, nor is it unable to make payments on its obligations when due, (ii) located in the United States of America, (iii) one of the following: (x) a person which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, without limitation, commercial insurance companies and non-profit insurance companies (such as Blue Cross and Blue Shield) issuing health, personal injury, worker’s compensation or other types of insurance, employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations, health maintenance organizations, commercial hospitals, physician’s groups or any other similar person or (y) an individual, (iv) not an Affiliate of Borrower and (v) not the Obligor of any Receivable that was a Defaulted Receivable in the past 12 months.
(i)    The financing of such Receivables under the Loan Documents is made in good faith and without actual intent to hinder, delay or defraud present or future creditors of any of the Loan Parties.
(j)    The insurance policy, contract or other instrument obligating an Obligor to make payment with respect to such Receivable (i) does not contain any provision prohibiting the grant of a security interest in such payment obligation from the applicable Loan Party to the Collateral Agent (for the benefit of the Secured Parties) as provided in the Security Documents, (ii) has been duly authorized and, together with such Receivable, constitutes the legal, valid and binding obligation of the Obligor in accordance with its terms, (iii) together with such Receivable, does not contravene in any material respect any requirement of law applicable thereto, and (iv) was in full force and effect and applicable to the Obligor at the time the goods or services constituting the basis for such Receivable were sold or performed.
(k)    No consents by any third party to the assignment of such Receivable are required other than consents previously obtained in writing by the relevant Loan Party, a copy of each such consent having been provided to the Collateral Manager.
(l)    The inclusion of each such Receivable in the Borrowing Base would not increase the fraction expressed as a percentage where (i) the numerator is the sum of the then outstanding principal amount of Eligible Receivables for any Obligor (or group of Obligors) listed below included in the Borrowing Base, and (ii) the denominator is the Borrowing Base for all Eligible Receivables, above the corresponding maximum percentage listed below:

Annex IV-2

Obligor	Maximum Percentage
Health Maintenance Organizations	100%
Managed Care Organizations	100%
Long-Term Care Facilities	20%
Employer Plans	50%
any single AAA rated Obligor	10%
any single AA rated Obligor	6%
any single A rated Obligor	4%
any single BBB rated Obligor	3%
any single unrated Obligor	3%
With respect to any Receivables that fail to satisfy the Eligibility Criteria set forth in this clause (j), such Receivables shall be deemed Eligible Receivables (provided they otherwise satisfy the Eligibility Criteria set forth in this Annex IV) until shall time that the Collateral Manager, in its sole discretion, determines that such Receivables (or any portion thereof) shall not be Eligible Receivables as a result of their failure to satisfy the Eligibility Criteria set forth in this clause (j).
(m)    Unless specifically verified and accepted by the Collateral Manager, no single Eligible Receivable that is not a Rebate Receivable has an Expected Net Value greater than $800,000.
(n)    No prior sale or assignment of security interest which is still in effect on the applicable date of the Borrowing Base Certificate has been made with respect to or granted in any such Receivable.
PART II     – ELIGIBLE INVENTORY
The following shall constitute the Eligibility Criteria for acceptance of Inventory for inclusion in the Borrowing Base.
All Inventory of the Loan Parties, valued at the lower cost or market in accordance with GAAP, but excluding any Inventory having any of the following characteristics:
(a)    Inventory that is in-transit; located at any warehouse, job site or located on any other premises that may be subject to the Lien of any person other than the Collateral Agent;
(b)    Inventory that is otherwise not subject to a duly perfected first priority Lien in the Collateral Agent’s favor;
(c)    Inventory that is subject to (x) a Lien in favor of any Person other than the Lender other than the ABDC Lien that is subject to the ABDC Intercreditor Agreement and (y) the Lien of a supplier or similar creditor of any of the Loan Parties that is subject to a Supplier Intercreditor Agreement;

Annex IV-3

(d)    Inventory covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;
(e)    Supplies, packaging, parts or sample Inventory, or customer supplied parts or Inventory;
(f)    Work-in-process Inventory;
(g)    Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;
(h)    Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;
(i)    Inventory that is perishable or live or 30 days from expiration;
(j)    Inventory stored at locations outside the United States;
(k)    Inventory formulated by a Loan Party pursuant to a license unless the applicable licensor has agreed in writing to permit the Collateral Agent to exercise its rights and remedies against such Inventory; and
(l)    Inventory that is classified as controlled substances, C2 or other controlled substances or pharmaceuticals unless the applicable Loan Party (i) possesses a specialized license from the U.S. Drug Enforcement Agency or other federal, state or local authority to sell or dispose of same, or (ii) is not otherwise prohibited under applicable law from selling or otherwise disposing of same.
* * *

Annex IV-4

Annex V
Borrowing Base Reserves (Eligible Receivables and Eligible Inventory)
None.

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